    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 1996
                                             REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                   COHR INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                 7389                                95-3961891
  (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)             CLASSIFICATION NUMBER)                  IDENTIFICATION NO.)
                                               21540 PLUMMER STREET
                                        CHATSWORTH, CALIFORNIA 91311-4103
                                                  (818) 773-2647

          ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                            ------------------------

                                  PAUL CHOPRA
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              21540 PLUMMER STREET
                       CHATSWORTH, CALIFORNIA 91311-4103
                                 (818) 773-2647
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                          COPIES OF COMMUNICATIONS TO:

                      WILLIE R. BARNES, ESQ.                        D. BRADLEY PECK, ESQ.
                      GARY L. WOLLBERG, ESQ.                        NANCY E. DENYES, ESQ.
                   MUSICK, PEELER & GARRETT LLP                       COOLEY GODWARD LLP
                      624 SOUTH GRAND AVENUE                   4365 EXECUTIVE DRIVE, SUITE 1100
                  LOS ANGELES, CALIFORNIA 90017                  SAN DIEGO, CALIFORNIA 92121
             TEL: (213) 629-7600  FAX: (213) 624-1376      TEL: (619) 550-6000  FAX: (619) 453-3555

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                                             PROPOSED          PROPOSED
                                                                             MAXIMUM            MAXIMUM
TITLE OF EACH CLASS OF                                     AMOUNT TO BE   OFFERING PRICE       AGGREGATE          AMOUNT OF
SECURITIES TO BE REGISTERED                                REGISTERED(1)   PER SHARE(2)    OFFERING PRICE(2)   REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value............................   2,185,000        $27.625          $60,360,625         $18,291.10
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) Includes 285,000 shares of Common Stock issuable upon exercise of the Underwriters' option granted by the Company to cover over-allotments.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low prices for the Common Stock on the Nasdaq National Market on October 24, 1996.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED OCTOBER 29, 1996
PROSPECTUS
                                1,900,000 Shares

                                      LOGO
                                  Common Stock

                            ------------------------

     Of the 1,900,000 shares of Common Stock offered hereby, 1,500,000 shares are being sold by COHR Inc. ("COHR" or the "Company"), and 400,000 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders." The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. The Common Stock is traded on the Nasdaq National Market under the symbol "CHRI." On October 25, 1996 the last reported sales price of the Common Stock was $27.375 per share.

                            ------------------------

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR
        HAS  THE  SECURITIES  AND  EXCHANGE  COMMISSION  OR  ANY  STATE
            SECURITIES  COMMISSION  PASSED  UPON  THE  ACCURACY  OR
              ADEQUACY  OF  THIS  PROSPECTUS.  ANY  REPRESENTATION
                  TO  THE  CONTRARY  IS  A  CRIMINAL  OFFENSE.

------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
                                                   UNDERWRITING                         PROCEEDS TO
                                   PRICE TO        DISCOUNTS AND      PROCEEDS TO         SELLING
                                    PUBLIC        COMMISSIONS(1)      COMPANY(2)      STOCKHOLDERS(3)
------------------------------------------------------------------------------------------------------
Per Share.....................         $                 $                 $                 $
------------------------------------------------------------------------------------------------------
Total(4)......................         $                 $                 $                 $
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of this offering payable by the Company estimated at $276,500.

(3) Before deducting expenses of this offering payable by the Selling Stockholders estimated at $73,500.

(4) The Company and certain Selling Stockholders have granted to the Underwriters a 30-day option to purchase up to 285,000 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $          ,
    $          and $          , respectively. See "Underwriting."
                            ------------------------

     The shares of Common Stock offered by this Prospectus are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock
will be made in New York, New York on or about                  , 1996.

                            ------------------------

Oppenheimer & Co., Inc.
                            Needham & Company, Inc.
                                                           Crowell, Weedon & Co.

              The date of this Prospectus is              , 1996.

                                  [COHR INC.]

               [Outsourcing Solutions for Health Care Providers]


[Artwork: Circular Chart Identifying Services including: equipment repair, volume discount pricing, technical consulting, employee benefits and insurance, facility Security services, medical credentials verification, EDI software, new and refurbished equipment sales, technology assessment, fixed cost agreements and equipment repair.]

[Artwork inside gatefold cover to include map of United States and listing of equipment service and sales sites and group purchasing regional offices and customer service sites]

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE EXCHANGE ACT. SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus. Unless otherwise indicated, information in this Prospectus assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

     COHR Inc. is a leading national outsourcing service organization providing equipment servicing, group purchasing and other services and products to hospitals, integrated health systems and alternate site providers. The Company is committed to offering a wide range of high quality services at prices generally below those of its major competitors. COHR has developed strong relationships with its customers allowing it to gain valuable insights into their operating challenges and to design cost-effective programs.

     Cost containment pressures in the health care industry have led providers to seek innovative methods of reducing the cost of delivering effective health care. Increasingly, providers have turned to outsourcing various services and to group purchasing as a means of reducing costs. Outsourcing services allows providers to reduce overhead costs and ease administrative burdens, and coordinated group purchasing allows providers to purchase supplies at significant savings.

     COHR MasterPlan, the Company's equipment services division, offers a full range of equipment maintenance, repair, consulting, refurbishment and sales services. The Company operates 27 equipment service and sales sites serving approximately 1,450 equipment services customers in 32 states. Maintenance MasterPlan, COHR MasterPlan's principal product line, is a comprehensive equipment management plan that offers equipment services at a fixed cost and, in the first year of the contract, guarantees savings over the prior year's costs. The market for equipment servicing is expected to experience rapid growth. An industry research source estimates that the market for servicing biomedical and diagnostic imaging equipment will grow from more than $3.7 billion in expenditures in 1994 to over $7.6 billion in 2000.

     Purchase Connection, the Company's group purchasing division, offers access to volume discount pricing on medical, surgical and laboratory supplies, capital equipment, pharmaceuticals and dietary supplies. The Company operates nine regional sales and customer service sites serving approximately 1,700 group purchasing customers in 48 states. According to a survey conducted by Modern Healthcare, in 1995 Purchase Connection was the sixth largest group purchasing organization ("GPO") in the United States based upon reported purchasing volume.

     The Company's goal is to become the leading independent provider of equipment services to health care providers and one of the three largest GPOs in the United States, and to provide a number of additional cost-effective outsourced services and products to health care providers. The Company intends to achieve its goal by several means, including: (i) acquiring and opening approximately 15 additional sites by the end of fiscal 1998, (ii) increasing revenues from existing customers and (iii) expanding the range of services and products offered.

     Since its initial public offering in February 1996, COHR has acquired six equipment service companies, and has opened two regional sales and customer service sites for its Purchase Connection division. These activities have enabled the Company to enter new markets and to increase penetration of existing markets. In addition, these acquisitions allow the Company to provide new services such as magnetic resonance imaging and other advanced imaging technology equipment servicing, thereby generating higher equipment servicing margins and reducing the Company's dependence on subcontracting such services. In addition, the Company entered into an agreement in September 1996 with Blue Cross of California to distribute COHR 835 Direct, an electronic data interchange software product developed by the Company to facilitate the exchange of billing information between health care providers and third party payor systems. In September 1996, the Company moved its corporate offices to a larger facility. The Company believes this relocation has prepared the Company to accommodate future growth and will reduce corporate overhead.

     COHR(R), Purchase Connection(R) and Maintenance MasterPlan(R) are registered service marks of the Company. Power Connection(R) is a registered trademark of the Company and COHR 835 Direct(TM) is a trademark of the Company. All other brand names or trademarks appearing in this Prospectus are the property of their respective holders.

     The Company was incorporated in California in 1985 and was reincorporated in Delaware on January 16, 1996. Unless the context otherwise requires, "COHR" and the "Company" refer to COHR Inc., a Delaware corporation, and the Delaware corporation's predecessor. The Company's principal executive offices are located at 21540 Plummer Street, Chatsworth, California 91311-4103, and its telephone number is (818) 773-2647.

                                  THE OFFERING

Common Stock offered by the Company..  1,500,000 shares
Common Stock offered by the Selling
  Stockholders.......................  400,000 shares
Common Stock to be outstanding after
  this offering......................  6,082,000 shares(1)
Use of proceeds......................  For expansion of the Company's business through the acquisition and opening of additional sites and for
                                       other general corporate purposes, including working
                                       capital and capital expenditures. See "Use of
                                       Proceeds."
Nasdaq National Market symbol........  CHRI

---------------

(1) Does not include (i) 505,000 shares issuable upon exercise of outstanding options granted pursuant to the 1995 Stock Option Plan of the Company at a weighted average exercise price of $10.14 per share (and 25,000 shares to be issued upon exercise of options and sold if the Underwriters' over-allotment option is exercised) and (ii) 150,000 shares issuable upon the exercise of outstanding warrants at an exercise price of $10.80 per share. See "Management -- 1995 Stock Option Plan" and "Description of Capital Stock -- Warrants."

                    SUMMARY FINANCIAL AND SUPPLEMENTAL DATA
             (IN THOUSANDS, EXCEPT PER SHARE AND SUPPLEMENTAL DATA)

                                                                                                            THREE MONTHS ENDED
                                                         FISCAL YEAR ENDED MARCH 31,                             JUNE 30,
                                           -------------------------------------------------------     ----------------------------
                                            1992        1993        1994        1995        1996          1995            1996
                                           -------     -------     -------     -------     -------     -----------   --------------
CONSOLIDATED STATEMENT OF INCOME DATA:
Revenues:
  COHR MasterPlan......................    $ 7,228     $ 8,203     $12,617     $$28,042    $48,160       $11,349        $ 15,054
  Purchase Connection..................     10,036      12,678      13,026      15,618      18,094         4,020           5,411
                                           -------     -------     -------     -------     -------       -------         -------
         Total.........................     17,264      20,881      25,643      43,660      66,254        15,369          20,465
Gross profit...........................      6,242       7,732       8,773      13,561      18,059         4,294           5,745
Selling, general and administrative          4,946       6,370       7,309      11,523      14,559         3,560           4,417
  expenses.............................
Loss on real estate investment.........        880          --          --          --          --            --              --
Operating income.......................        416       1,362       1,464       2,038       3,500           734           1,328
Net income.............................    $   384     $   917     $   946     $ 1,368     $ 2,142       $   457        $    931
Net income per common share............    $  0.18     $  0.43     $  0.45     $  0.65     $  0.88       $  0.22        $   0.19
Weighted average shares outstanding....      2,112       2,112       2,112       2,112       2,428         2,112           4,802

                                                                                     JUNE 30, 1996
                                                                              ----------------------------
                                                                                ACTUAL      AS ADJUSTED(1)
                                                                              -----------   --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.................................................      $13,181        $ 51,606
Working capital...........................................................       22,474          60,899
Total assets..............................................................       45,303          83,728
Total long-term debt......................................................        1,793           1,793
Total stockholders' equity(2).............................................       30,046          68,471

                                                                                           THREE MONTHS ENDED
                                               FISCAL YEAR ENDED MARCH 31,                      JUNE 30,
                                         ----------------------------------------     ----------------------------
                                         1992     1993     1994     1995     1996        1995            1996
                                         ----     ----     ----     ----     ----     -----------   --------------
SUPPLEMENTAL DATA:
Regional service and sales sites at end
  of period:
  COHR MasterPlan......................     5        5        7       14       19           14             25
  Purchase Connection..................     1        1        2        6        7            6              7
                                         ----     ----     ----     ----     ----         ----           ----
         Total.........................     6        6        9       20       26           20             32
Total employees at end of period.......   215      254      339      428      558          452            612
Days in receivables....................    74       62       57       54       57           48             60
As a percentage of total revenues:
  Selling, general and administrative    28.6%    30.5%    28.5%    26.4%    22.0%        23.3%          21.6%
    expenses...........................
  Operating income.....................   2.4%     6.5%     5.7%     4.7%     5.3%         4.7%           6.5%

---------------

(1) "As Adjusted" gives effect to the sale of 1,500,000 shares of Common Stock by the Company in this offering, at an assumed offering price of $27.375 per share, and the application of the net proceeds therefrom.

(2) Prior to its initial public offering in February 1996, the Company paid cash dividends on its Common Stock to Healthcare Association of Southern California and Hospital Council Coordinated Programs, Inc. The Company does not expect to declare or pay cash dividends in the foreseeable future. See "Dividend Policy."

                                  RISK FACTORS

     Prospective purchasers of the Common Stock offered hereby should consider carefully, in addition to the other information contained in this Prospectus, the risk factors set forth below before making a decision to purchase the shares of Common Stock. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

RISKS ASSOCIATED WITH ACQUISITION STRATEGY AND ANTICIPATED EXPANSION

     A principal component of the Company's business strategy, particularly in its equipment services division, is to continue to grow by acquiring or opening new sites to augment its presence in markets it currently serves and in new geographic markets. Since the beginning of fiscal 1995, the Company has acquired 16 sites, opened 12 new sites and consolidated five sites. The sites acquired by the Company to date have typically operated at a break even or small loss basis prior to acquisition, and there can be no assurance that the Company's efforts to improve profitability of the acquired businesses by increasing revenues and eliminating duplicative administrative costs will be successful. Further, there can be no assurance that, in the future, the Company will be able to sustain the level of growth through acquisition and opening new sites experienced to date. The Company's future growth and financial success will be dependent upon a number of factors including, among others, the Company's ability to identify acceptable acquisition candidates, consummate the acquisition of such businesses on terms which are favorable to the Company, promptly and profitably integrate the acquired operations into the Company, retain key personnel and key vendor arrangements of the acquired businesses and attain customer retention levels at acquired businesses that are advantageous to the Company. There can be no assurance that the Company will be successful with respect to any of these factors. While the Company, in the ordinary course of its business, regularly evaluates and enters into negotiations relating to potential acquisition opportunities, as of the date of this Prospectus there are no existing commitments or agreements with respect to any acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" and "Business -- Company
Strategy."

COMPETITION

     The marketing of equipment services and group purchasing services to health care institutions is highly competitive. In the equipment services market, the Company's principal competitors are original equipment manufacturers ("OEMs"), independent service organizations ("ISOs") and in-house servicing departments. In the group purchasing market, the Company's principal competitors are major GPOs, various manufacturers and distributors and the in-house corporate purchasing departments of large integrated health systems and multi-hospital systems. Many of the Company's competitors are larger and have greater financial and marketing resources than the Company. The Company faces aggressive competition on price and other factors. Some of the Company's competitors are nonprofit cooperatives that enjoy tax advantages unavailable to the Company. The Company could encounter additional competition because many of the services and products it sells are easily obtainable by others from various sources of supply and such competitors could consolidate into regional or national networks. Significant increases in competition encountered by the Company in the future may limit the Company's ability to expand its operations or maintain its current competitive position, which would have a material adverse effect on the Company's business. See "Business -- Industry Background" and "-- Competition."

RISKS OF REDUCED CUSTOMER BASE ASSOCIATED WITH CONSOLIDATION OF THE HEALTH CARE INDUSTRY

     As consolidation among health care institutions, particularly hospitals and integrated health systems, continues, the Company's customer base may be reduced either because customers may be consolidated with or acquired by other entities or because purchasing decisions for products and services may shift to individuals with whom the Company has not had prior selling relationships. There can be no assurance that the Company will be able to maintain relationships with its customers following such an acquisition or consolidation. Any significant reduction in the Company's customer base would have a material adverse effect on the Company's business. See "Business -- Industry Background."

COSTS ASSOCIATED WITH REGULATION OF THE HEALTH CARE INDUSTRY

     The Company focuses its business on providing services to health care institutions, particularly hospitals. The health care industry is subject to extensive government regulation, licensure and prescribed operating procedures. The acceptance of the Company's services and products by its customers will depend, to a very significant degree, upon whether such services and products will be in compliance with applicable regulations or will assist health care institutions in complying with such regulations. While the Company closely monitors such regulations and designs its services and products accordingly, a substantial change in the level of regulation or the substance of particular regulations could have a material adverse effect on the Company's business. See "Business -- Regulatory Matters."

LIABILITY RISKS ASSOCIATED WITH GOVERNMENTAL REGULATIONS AND ENVIRONMENTAL
HAZARDS

     The health care industry is highly regulated and there are numerous federal and state laws which regulate the relationships between health care providers and the persons or entities which sell goods or services to health care providers. These laws include the fraud and abuse provisions of the Medicare and Medicaid statutes, which prohibit the solicitation, payment, receipt or offering of any direct or indirect remuneration for the recommending, arranging, ordering or purchasing of Medicare or Medicaid covered services. Violations of these laws may result in substantial civil or criminal penalties, including large civil monetary penalties and exclusion from participation in the Medicare and Medicaid programs.

     Under certain circumstances, the Company's operations may be subject to certain federal antitrust laws such as the Robinson-Patman Act, the Sherman Act and the Clayton Act. Both the Sherman Act and the Clayton Act regulate exclusive dealing arrangements, such as the Company's "sole source" contracts with certain vendors, if such contracts involve a significant degree of foreclosure of a relevant market that effectively excludes competitors. The Robinson-Patman Act also prohibits certain types of discriminatory pricing by vendors and the payment of "brokerage" by a vendor to an agent of the purchaser. Although the Company believes its current operations are in material compliance with existing applicable antitrust laws, there can be no assurance that any of the Company's existing or future relationships will not be challenged as having an anticompetitive effect on a relevant market or as an arrangement which includes discriminatory pricing.

     All states regulate the sale and marketing of insurance products, such as life and health insurance, fire and casualty insurance and variable annuities. The Company believes that it is in material compliance with applicable laws in the states in which it conducts an insurance agency business, except in California. Recently the Company became aware that, since its reincorporation in Delaware in January 1996, it has been operating its insurance brokerage business in California without the requisite license. The Company's predecessor conducted the insurance brokerage business in California with the appropriate license until January 1996, and the Company applied for its own license in August 1996, but such license has not yet been issued. Since its reincorporation, the Company has received aggregate brokerage commissions with respect to policy renewals in California totaling $138,455. Under the California Insurance Code, the Company may be required to disgorge all of such commissions. In addition, the California Commissioner of Insurance may fine the Company an amount up to 30% of such commissions and may impose other sanctions. In connection with its current insurance brokerage license application, the Company will disclose to the California Commissioner of Insurance that it had been operating an insurance brokerage business in California without a license since January 1996 and the facts relating thereto. There can be no assurance that the Company will not be required to disgorge all of such commissions, or that the Company will not be assessed the maximum fine permitted by California law. There also can be no assurance that the disclosure of the Company's past unlicensed activities to the Commissioner will not delay the issuance of the necessary insurance brokerage license, or that the Company will receive such a license or, if issued, that it will not be issued on a restricted or limited basis requiring the filing of periodic reports on the Company's insurance brokerage business for a fixed period of time. The disgorgement of commissions or assessment of penalties, if required, or the delay, denial of, or limitation upon an insurance brokerage license in California, either individually or in the aggregate, could have a material adverse effect on the Company's business. There can be no assurance that future interpretations of insurance laws by regulatory authorities in the states in which it conducts business or in the states into which the Company may expand will not require licensure or a restructuring of some or all of the Company's insurance operations.

     Various state and federal regulatory agencies, such as the Occupational Safety and Health Administration ("OSHA") and the Environmental Protection Agency, have jurisdiction over the facilities of the Company and its customers, including worker safety, community "right to know" laws and laws regarding clean air and water. Under various federal, state, and local laws, ordinances and regulations, an owner or lessee of real estate may also be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as related costs of investigation and property damage. Such laws often impose such liability without regard to whether the owner or lessee knew of, or was responsible for the presence of, such hazardous or toxic substances. Furthermore, legislative or regulatory changes may cause future increases in the Company's operating costs or otherwise negatively affect the Company's business. Although the Company believes it has been and is currently in substantial compliance with the applicable standards pursuant to such laws and regulations, there can be no assurance that the Company will not be materially adversely affected by existing or future requirements or incur materially increased operating costs in complying therewith. See "Business -- Regulatory Matters."

     In 1994, Congress passed the Federal Acquisition Streamlining Act ("FASA") to improve governmental access to commercial technologies and reduce administrative overhead costs involved in the governmental acquisition process. Under FASA's cooperative purchasing program (Section 1515 of FASA), the General Services Administration is allowed to extend the federal procurement process by opening all of the Federal Supply Schedules (and the prices contained therein) to any state and local government and any other public entity. These non-federal governmental and public entities which, according to an industry source, constitute over one-third of the market, currently use private sector purchasing techniques to negotiate discounts with pharmaceutical, medical and surgical equipment manufacturers. The effective date of FASA has been delayed until April 1, 1997 pending further Congressional review as to the potential effect of the legislation. If FASA is ultimately implemented and the Federal Supply Schedules become available to a significantly larger number of hospitals and other health care providers, the Company believes that FASA might limit the Company's ability to obtain the pricing discounts currently received by the Company from many of its vendors. In addition, it is possible that many products now purchased under group purchasing contracts would be purchased under FASA. If the Company were unable to obtain such pricing discounts on its purchases, or if its customer base declined because of FASA, the Company's Purchase Connection business would be adversely affected.

     There can be no assurance that review of the Company's business by courts or regulatory authorities will not result in a determination that could adversely affect the Company's business or that the health care regulatory environment will not change so as to restrict the Company's existing operations or their expansion.

DEPENDENCE UPON RELATIONSHIPS WITH THIRD PARTY VENDORS

     The Company offers equipment servicing and group purchasing services for over 400,000 different products distributed or manufactured by approximately 5,558 vendors and is dependent on these vendors for the manufacture and supply of product. Presently, the Company relies on vendors for (i) technical and selling support, (ii) favorable purchasing and delivery terms, (iii) promotional materials and (iv) replacement parts. The Company's dependence on third party suppliers includes several potential risks, including limited control over pricing, product and service availability and quality, and delivery schedules. The Company is dependent upon its vendors to have available, and to make timely deliveries of, sufficient quantities of product. The Company's inability to maintain good relations with these vendors could have a material adverse effect on the Company's business. See "Business -- Services and Products."

IMPACT OF INACCURATE REPORTING OF PURCHASING VOLUME

     In fiscal 1996, commissions from manufacturers and distributors, together with access fees from customers, accounted for approximately two-thirds of the revenues of Purchase Connection. Commissions are received from manufacturers and distributors in exchange for delivering volume purchases to those manufacturers and distributors. In the group purchasing industry, it is difficult for GPOs to determine accurately the volume of purchases made by their customers from manufacturers and distributors because orders are placed directly by customers with manufacturers and distributors. Accordingly, it is difficult for GPOs to verify that the amount of commissions received from manufacturers and distributors accurately reflects purchases made by the GPOs' customers. In order to verify the amount of commissions to which it is entitled, the Company currently relies on manufacturers and distributors to report accurately purchases made by the Company's customers, and the Company's ability to audit such information based upon customer records. Although the Company has recently developed Power Connection, an on-line or stand-alone electronic catalog that will enable the Company to better monitor manufacturer and distributor reporting, few of the Company's group purchasing customers currently use Power Connection, and there can be no assurance that the Company will be successful in making Power Connection available to all of its customers on a cost-effective basis. Lost commissions to the Company due to inaccurate reporting of volume purchases made by its customers could have a material adverse effect on the Company's business. See "Business -- Services and Products."

MANAGEMENT OF GROWTH

     The Company is currently experiencing a period of rapid growth and expansion which could place a significant strain on the Company's personnel and resources. The Company's growth has resulted in an increase in the level of responsibility for both existing and new management. Many of the Company's management have had limited or no experience in managing companies as large as the Company. To manage its expansion, the Company continuously evaluates the adequacy of its existing systems and procedures, including, among others, its financial reporting and control systems, data processing systems and management structure. There can be no assurance that the Company will adequately anticipate all of the changing demands its growth will impose on such systems, procedures and structure. Any failure to adequately anticipate and respond to such changing demands could have a material adverse effect on the Company's business. See "Business -- Company Strategy" and "Management."

NEED FOR ADDITIONAL FINANCING

     The Company expects that the net proceeds of this offering, cash flow from its operations and its ability to borrow from its existing credit facility will be sufficient to carry out its operations through fiscal 1999. The Company may accelerate the expenditure of its available funds for acquisitions or other business opportunities. As a result, the Company may seek to raise additional funds through the sale of equity securities, the incurrance of additional indebtedness or other means. However, there can be no assurance that such financing, if and when required, will be available on terms acceptable to the Company, or at all. In addition, future issuances of Common Stock, if any, would dilute the present ownership of all stockholders in the Company, including investors purchasing shares in this offering. Moreover, for a period of 180 days following the closing of this offering, any additional issuance of shares of Common Stock by the Company requires the prior consent of the representatives of the Underwriters, other than shares issued upon exercise of options granted under the 1995 Stock Option Plan. There can be no assurance that such consent can be obtained. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Underwriting."

DEPENDENCE ON KEY PERSONNEL

     The Company will depend in large part on the performance of a number of key employees, including Paul Chopra, its Chairman of the Board, President and Chief Executive Officer. The Company has an employment agreement with Mr. Chopra. Such agreement does not necessarily ensure the continued employment of Mr. Chopra. The loss of any key employee, including Mr. Chopra, could have a material adverse effect on the Company's business. The Company believes that its future success will depend in part on its ability to attract and retain skilled technical, financial, managerial and marketing personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. See "Management."

RISKS RELATED TO FIXED PRICE CONTRACTS

     In the Company's equipment servicing business, the Company offers contracts for services at a fixed price. In the event that the cost to the Company of performing services under a fixed price contract exceeds the quoted fixed price, the Company would bear any such excess cost. In the event that the Company's costs of performing services exceeds the fixed price it is to receive under a significant number of fixed price contracts, the Company's business may be materially adversely affected. See "Business -- Services and Products -- COHR MasterPlan."

LIABILITY RISKS; LIMITED INSURANCE COVERAGE; SELF-INSURANCE

     Although the Company is not a manufacturer, the servicing, maintenance and sale of medical equipment entails risks of product liability. Additionally, the Company may be subject to lawsuits alleging negligence or related legal theories in connection with its security services and consulting services, including environmental, safety and professional consulting services. The Company maintains liability insurance coverage for certain contracts and such coverage is expensive, difficult to obtain, and may be unobtainable in the future on acceptable terms, if at all. The Company has elected to self-insure for all contracts renewed or obtained on or after April 1, 1996. There can be no assurance that claims or judgments not covered by the Company's insurance or in excess of the Company's coverage limits, where applicable, will not have a material adverse effect upon the Company's business. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect upon the Company's ability to attract customers or expand its business and would require management to devote time to matters unrelated to the operation of the Company's business.

DEPENDENCE ON THIRD PARTY REIMBURSEMENT

     The cost of a significant portion of medical care in the United States is funded by government and private insurance programs, such as Medicare, Medicaid and corporate health insurance plans. In recent years, government-imposed limits on reimbursement of hospitals and other health care providers have significantly impacted spending budgets in certain markets within the medical supply and equipment industry. Private third-party reimbursement plans are also developing increasingly sophisticated methods of controlling health care costs through redesign of benefits and exploration of more cost-effective methods of delivering health care. Accordingly, there can be no assurance that the Company's customers will continue to have sufficient discretionary funds for purchase and use of the Company's services and products. A material reduction in the demand for the Company's services and products could adversely affect the Company's business.

RELIANCE ON DATA PROCESSING

     The Company's business is dependent upon its ongoing ability to obtain, process, analyze and manage data and to maintain and upgrade its data processing capabilities. Interruption of data processing capabilities for any extended length of time, the failure to upgrade data services, difficulties in converting data and information systems after acquisitions, loss of stored data, programming errors or other computer programs could have a material adverse effect on the Company's business.

QUARTERLY FLUCTUATIONS AND OTHER VARIATIONS IN BUSINESS RESULTS

     The Company's revenues and operating results have historically varied substantially from quarter to quarter due to certain factors, and the Company expects certain of these factors to continue. Among these factors have been the timing of acquisitions and the promptness with which the Company integrates acquired businesses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results of Operations."

POTENTIAL VOLATILITY OF STOCK PRICE

     Recent history relating to the market prices of shares of healthcare related companies, and the historical fluctuations in the market price of the Company's Common Stock, indicates that the market price of the Company's Common Stock may be highly volatile. The market price of the Common Stock could be subject to significant fluctuations due to various factors, including fluctuations in the Company's operating results, developments relating to the Company's acquisition of ISOs and opening of new service sites, announcements of new products by the Company or by its competitors, health care or reimbursement policy changes by governments or insurance companies or a change in securities analysts' recommendations. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of the Company's Common Stock. Further, the market price for the securities of many companies in the healthcare industry have experienced wide fluctuations which were not necessarily related to the operating performance of such companies.

ANTI-TAKEOVER CONSIDERATIONS

     Certain provisions of the Company's Certificate of Incorporation, By-laws and Delaware law could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for the Company's Common Stock. These provisions include a classified board of directors and the issuance, without further stockholder approval, of preferred stock with rights and preferences which could be senior to the Common Stock. The Company is also subject to Section 203 of the Delaware General Corporation Law which may also inhibit a change in control of the Company. See "Description of Capital Stock -- Preferred Stock," "-- Classified Board of Directors and Related Provisions," and "-- Delaware Anti-Takeover Law."

DILUTION

     Purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in net tangible book value per share.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     Sales of substantial amounts of Common Stock in the public market after this offering could adversely affect the market price of the Common Stock. Upon completion of this offering, the Company will have outstanding 6,082,000 shares of Common Stock. Of such shares (i) 5,370,000 shares (consisting of the 1,900,000 shares offered hereby, the 3,450,000 shares sold in the Company's initial public offering and 20,000 shares issued upon the exercise of options) will be freely tradeable in the public market and (ii) 712,000 shares held by Healthcare Association of Southern California ("HASC") and Hospital Council Coordinated Programs, Inc. ("HCCP") are "restricted securities" within the meaning of Rule 144 adopted by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"). HASC and HCCP have agreed not to sell or otherwise dispose of any shares of Common Stock without the prior written consent of the representatives of the Underwriters in the Company's initial public offering through February 16, 1998, subject to certain registration rights. After the expiration of such period, all of such shares may be sold in accordance with Rule 144, subject to the applicable volume, holding period and other limitations of Rule 144. If the Company is required to include in a Company-initiated registration shares held by HASC and HCCP, pursuant to the exercise of their piggyback registration rights, such sales may have a material adverse effect on the Company's ability to raise needed capital. The directors and officers of the Company have agreed not to sell or otherwise dispose of any shares of Common Stock, including shares issued upon exercise of outstanding options, without the prior written consent of the representatives of the Underwriters for a period of 180 days after the date of this Prospectus, subject to certain exceptions. See "Description of Capital Stock -- Registration Rights," "Shares Eligible for Future Sale" and "Underwriting."

ABSENCE OF DIVIDENDS

     Although the Company had declared and paid cash dividends on its Common Stock prior to its initial public offering in February 1996, following the initial public offering the Company has not paid cash dividends and does not intend to pay cash dividends in the foreseeable future. To the extent the Company has earnings in the future, the Company intends to reinvest such earnings in the business operations of the Company. The Company's bank line of credit places certain limitations on the payment of dividends by the Company. See "Dividend Policy."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of 1,500,000 shares of Common Stock offered by the Company hereby, assuming an offering price of $27.375, are estimated to be approximately $38.4 million ($45.1 million if the Underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company will not receive any of the proceeds from the shares sold by the Selling Stockholders. See "Principal and Selling Stockholders." The Company intends to use all of its estimated net proceeds of this offering for expansion of the Company's business through the acquisition and opening of additional sites and for other general corporate purposes, including working capital and capital expenditures. The Company in the ordinary course of its business regularly investigates the acquisition of businesses that fit its overall strategies. However, the Company has no present commitments or agreements with respect to any acquisitions. The Company has not determined the amounts it plans to expend on any of these uses or the timing of the expenditures. The amounts actually expended for their uses, if any, are at the discretion of the Company and may vary significantly depending upon a number of factors, including future revenue growth and the amount of cash generated by the Company's operations. The Company expects that the net proceeds of this offering, cash flow from its operations and its ability to borrow from its existing credit facilities will be sufficient to carry out its operations through fiscal 1999.

     Pending application of the net proceeds of this offering, the Company intends to invest the net proceeds of the offering in investment-grade, interest-bearing securities and bank certificates of deposit.

                          PRICE RANGE OF COMMON STOCK

     The Company's outstanding shares of Common Stock have traded on the Nasdaq National Market under the symbol CHRI since February 16, 1996. The following table sets forth the high and low sales prices for the Company's Common Stock, as reported on the Nasdaq National Market.

                                                                         HIGH      LOW
                                                                       -------   -------
        FISCAL YEAR ENDED MARCH 31, 1996
          Fourth Quarter (from February 16)..........................  $16 1/4   $11 3/4
        FISCAL YEAR ENDED MARCH 31, 1997
          First Quarter..............................................   30 1/2    15 1/2
          Second Quarter.............................................   28        16 1/2
          Third Quarter (to October 22)..............................   29        26 1/2

     As of September 30, 1996, there were 23 holders of record of the Common Stock. On October 25, 1996 the last sale price of the Common Stock on the Nasdaq National Market was $27.375 per share.

                                DIVIDEND POLICY

     Although the Company had declared and paid cash dividends on its Common Stock to HASC and HCCP prior to its initial public offering in February 1996, at the present time the Company intends to retain all earnings for use in the operation and development of its business and does not expect to declare or pay any cash dividends on its Common Stock in the foreseeable future. The Company's bank line of credit places certain limitations on the payment of dividends by the Company.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at June 30, 1996 and as adjusted to give effect to the issuance and sale of 1,500,000 shares of Common Stock offered by the Company in this offering at an assumed public offering price of $27.375 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the
Company:

                                                                              JUNE 30, 1996
                                                                         -----------------------
                                                                         ACTUAL      AS ADJUSTED
                                                                         -------     -----------
                                                                             (IN THOUSANDS)
Current portion of long-term debt......................................  $   356       $   356
Long-term debt, excluding current portion..............................    1,793         1,793
Stockholders' equity:
  Common Stock, $.01 par value per share; 20,000,000 shares authorized;
     4,582,000 shares issued and outstanding; 6,082,000 shares issued
     and outstanding as adjusted(1)....................................      869           884
  Preferred Stock, $.01 par value per share; 2,000,000 shares
     authorized; no shares issued and outstanding......................       --            --
  Additional paid-in capital...........................................   22,104        60,514
  Retained earnings....................................................    7,073         7,073
                                                                         -------       -------
     Total stockholders' equity........................................   30,046        68,471
                                                                         -------       -------
          Total capitalization.........................................  $32,195       $70,620
                                                                         =======       =======

---------------

(1) Does not include (i) 505,000 shares issuable upon exercise of outstanding options granted pursuant to the 1995 Stock Option Plan of the Company at a weighted average exercise price of $10.14 per share (and 25,000 shares to be issued upon exercise of options and sold if the Underwriters' over-allotment option is exercised) and (ii) 150,000 shares issuable upon exercise of warrants at an exercise price of $10.80 per share. See "Management -- 1995 Stock Option Plan" and "Description of Securities -- Warrants."

                            SELECTED FINANCIAL DATA

     The following consolidated statement of income and balance sheet data have been derived from the financial statements of the Company. The balance sheets of the Company as of March 31, 1995 and 1996 and the results of operations for each of the years in the three-year period ended March 31, 1996 were audited by Deloitte & Touche LLP, independent auditors, and are included herein. The balance sheet of the Company at June 30, 1996 and the statements of income for the three months ended June 30, 1995 and 1996 are unaudited, but, in the Company's opinion, reflect all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for such periods. The results for the three months ended June 30, 1996 are not necessarily indicative of the operating results to be expected for the full year. The selected financial data below should be read in conjunction with the financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                                THREE MONTHS
                                                                                                    ENDED
                                                    FISCAL YEAR ENDED MARCH 31,                   JUNE 30,
                                          -----------------------------------------------     -----------------
                                           1992      1993      1994      1995      1996        1995      1996
                                          -------   -------   -------   -------   -------     -------   -------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF INCOME DATA:
Revenues:
  COHR MasterPlan.......................  $ 7,228   $ 8,203   $12,617   $28,042   $48,160     $11,349   $15,054
  Purchase Connection...................   10,036    12,678    13,026    15,618    18,094       4,020     5,411
                                          -------   -------   -------   -------   -------     -------   -------
         Total..........................   17,264    20,881    25,643    43,660    66,254      15,369    20,465
Direct operating expenses...............   11,022    13,149    16,870    30,099    48,195      11,075    14,720
                                          -------   -------   -------   -------   -------     -------   -------
Gross profit............................    6,242     7,732     8,773    13,561    18,059       4,294     5,745
Selling, general and administrative         4,946     6,370     7,309    11,523    14,559       3,560     4,417
  expenses..............................
Loss on real estate investment..........      880        --        --        --        --          --        --
                                          -------   -------   -------   -------   -------     -------   -------
Operating income........................      416     1,362     1,464     2,038     3,500         734     1,328
Interest income.........................      220       160       127       137       155          26       232
Interest expense........................        5        --        --        42        30          --         9
                                          -------   -------   -------   -------   -------     -------   -------
Income before income taxes..............      631     1,522     1,591     2,133     3,625         760     1,551
Provision for income taxes..............      247       605       645       765     1,483         303       620
                                          -------   -------   -------   -------   -------     -------   -------
Net income..............................  $   384   $   917   $   946   $ 1,368   $ 2,142     $   457   $   931
                                          =======   =======   =======   =======   =======     =======   =======
Net income per common share.............  $  0.18   $  0.43   $  0.45   $  0.65   $  0.88     $  0.22   $  0.19
                                          =======   =======   =======   =======   =======     =======   =======
Weighted average shares outstanding.....    2,112     2,112     2,112     2,112     2,428       2,112     4,802

                                                                      MARCH 31,
                                                   -----------------------------------------------    JUNE 30,
                                                    1992      1993      1994      1995      1996        1996
                                                   -------   -------   -------   -------   -------    --------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents........................  $ 5,596   $ 6,706   $ 5,174   $ 4,453   $19,314     $13,181
Working capital..................................    5,167     5,374     4,626     4,127    23,470      22,474
Total assets.....................................   13,078    13,973    15,836    21,613    44,472      45,303
Total long-term debt.............................       --        --        --       528       276       1,793
Total stockholders' equity.......................    4,597     5,419     6,138     7,270    29,115      30,046

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following discussion should be read in conjunction with the Financial Statements and the notes thereto included elsewhere in this Prospectus.

GENERAL

     The Company is a leading national outsourcing service organization providing equipment servicing, group purchasing and other services to hospitals, integrated health systems and alternate site providers. The Company operates 27 regional service and sales sites to support its equipment services operations and nine regional sales and customer service sites to support its group purchasing activities.

     During the three fiscal years ended March 31, 1996, revenues and net income grew at compounded annual rates of 46.9% and 32.5%, respectively. For the three months ended June 30, 1996, revenues and net income increased 33.2% and 103.7%, respectively, as compared to the three months ended June 30, 1995. This increase primarily reflects rapid growth in COHR MasterPlan, which grew in revenues at a compounded annual rate of 80.4% over the three-year period ended March 31, 1996 and 132.6% for the three months ended June 30, 1996 as compared to the three months ended June 30, 1995. In comparison, Purchase Connection experienced more moderate growth in revenues at an annual compound rate of 12.6% for the three-year period ended March 31, 1996 and 34.6% for the three months ended June 30, 1996 as compared to the three months ended June 30, 1995.

     To date, the Company has accomplished this growth primarily by increasing revenues from existing equipment service customers and customers of acquired sites, and, to a lesser extent, by acquiring smaller regional equipment service companies and opening new regional equipment service and sales sites.

     The number of COHR Master Plan and Purchase Connection sites has grown from five at the beginning of fiscal 1992 to 32 at June 30, 1996 as shown in the following table.

                                                                                              THREE MONTHS
                                                                                                  ENDED
                                                    FISCAL YEAR ENDED MARCH 31,                 JUNE 30,
                                              ----------------------------------------       ---------------
                                              1992     1993     1994     1995     1996       1995       1996
                                              ----     ----     ----     ----     ----       ----       ----
DIVISION:
COHR MasterPlan
Sites at beginning of period................    4        5        5        7       14         14         19
Newly opened sites..........................    1        -        1        3        3          -          2
Acquired sites..............................    -        -        2        7        3          -          5
Consolidation of sites......................    -        -       (1)      (3)      (1)         -         (1)
                                               --       --       --       --       --         --         --
Sites at end of period......................    5        5        7       14       19         14         25
                                               ==       ==       ==       ==       ==         ==         ==
Purchase Connection
Sites at beginning of period................    1        1        1        2        6          6          7
Newly opened sites..........................    -        -        1        3        1          -          -
Acquired sites(1)...........................    -        -        -        1        -          -          -
                                               --       --       --       --       --         --         --
Sites at end of period......................    1        1        2        6        7          6          7
                                               ==       ==       ==       ==       ==         ==         ==
Total
Sites at beginning of period................    5        6        6        9       20         20         26
Newly opened sites..........................    1        -        2        6        4          -          2
Acquired sites(1)...........................    -        -        2        8        3          -          5
Consolidation of sites......................    -        -       (1)      (3)      (1)         -         (1)
                                               --       --       --       --       --         --         --
Sites at end of period(2)...................    6        6        9       20       26         20         32
                                               ==       ==       ==       ==       ==         ==         ==

---------------

(1) Excludes acquisition of a customer list.

(2) Of the 32 sites at June 30, 1996, seven of the sites were the personal residences of Company employees.

     ACQUISITIONS. During fiscal 1995, 1996 and 1997 to date, the Company purchased several small regional companies. Total consideration paid, including debt issued or assumed, for the businesses and the intangible assets acquired for fiscal 1995, 1996 and 1997 to date amounted to approximately $2.6 million, $1.5 million and $3.5 million, respectively. These purchases have enabled the Company to enter new markets and to increase penetration of existing markets. During this period, all but one of the Company's acquisitions were in the equipment services business. Certain of the acquired sites have been consolidated with other of the Company's sites in order to improve economies of scale and to increase penetration of regional markets. The historical revenues of the acquired businesses generally have been small.

     Typically, the acquired businesses have had gross margins lower than that of the Company and have operated on a break even or small loss basis after selling, general and administrative expenses. Following an acquisition, the Company typically offers the acquired company's customers new services and eliminates duplicative administrative costs in order to increase revenues and improve profitability of the acquired businesses.

     During the initial integration phase of an acquisition, the Company incurs additional selling, general and administrative expenses for training, conversion of information systems and other costs in connection with the consolidation process. These transition costs, along with the low margins of the acquired companies, adversely impact the gross margins of COHR MasterPlan for a period of time following an acquisition.

     START-UP SITES. During fiscal 1995, 1996 and 1997 to date, the Company opened 13 new service and sales sites. The Company estimates that the pre-opening costs to establish a new regional site are nominal. The Company commits varying amounts of working capital to new sites to support inventory, receivables and capital expenditures. The amount of capital to support a typical start-up has varied with the customer base and market potential, but is generally in the range of $150,000 to $250,000 for equipment services businesses and $75,000 to $150,000 for group purchasing businesses. Similar working capital requirements have been necessary for acquired entities.

     ADDITIONAL REVENUES FROM NEW AND EXISTING CUSTOMERS. The Company aggressively markets a full range of equipment services in its existing markets, the highest sales priority being Maintenance MasterPlan (comprehensive equipment management) sales. Many customers enrolling in Maintenance MasterPlan for the first time are still obligated under certain OEM service agreements covering recently purchased high technology equipment. The Company routinely excludes such obligations from the initial agreement, and with the data from customer equipment audits at hand, systematically pursues their later inclusion at advantageous prices prior to the expiration of the OEM agreement. The Company has also developed the ability to service new, high technology equipment to grow its business with, and increase revenues from, its existing customer base.

     GROSS MARGINS. During the past five years, COHR MasterPlan has grown at a more rapid rate than Purchase Connection. However, the gross margins for COHR MasterPlan have been significantly lower than for Purchase Connection. Accordingly, although gross margins in each of the Company's divisions have remained generally stable, the Company's gross margins have decreased during this time. Further, gross margins have fluctuated in each division as a result of the timing of acquisitions and the costs incurred to assimilate these acquisitions. In addition, the Company has not increased billing rates to its COHR MasterPlan customers as its labor costs have increased.

     OPERATING INCOME. Operating income has increased in each of the three years ended March 31, 1996 and has grown significantly during fiscal 1997 to date. As a percentage of revenues, operating income tends to fluctuate by year. These fluctuations have been caused by changes in the Company's business mix toward more equipment service business, the impact of new sites and acquisitions and the level of selling, general and administrative expenses. While selling, general and administrative expenses have grown in absolute dollars, they have declined as a percentage of sales, as the Company has been able to achieve its growth in revenues without a proportionate increase in corporate overhead. Development expenses for new products and the COHR 835 Direct software package increased in fiscal years 1994 through 1996. During the three months ended June 30, 1996, development expenses on new products continued but decreased as a percentage of total revenues from prior years.

RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the information under "Summary Financial and Supplemental Data," "Selected Financial Data" and the financial statements of the Company and the related notes thereto, which appear elsewhere in this Prospectus.

     The following table sets forth for each of the fiscal years 1994, 1995 and 1996 and the unaudited three month periods ended June 30, 1995 and 1996, certain financial information shown as a percentage of revenues:

                                                  FISCAL YEAR ENDED MARCH           THREE MONTHS
                                                            31,                    ENDED JUNE 30,
                                                 -------------------------         ---------------
                                                 1994      1995      1996          1995      1996
                                                 -----     -----     -----         -----     -----
PERCENTAGE OF REVENUES:
Revenues:
  COHR MasterPlan............................     49.2%     64.2%     72.7%         73.8%     73.6%
  Purchase Connection........................     50.8%     35.8%     27.3%         26.2%     26.4%
                                                 -----     -----     -----         -----     -----
          Total..............................    100.0%    100.0%    100.0%        100.0%    100.0%
Direct operating expenses....................     65.8%     68.9%     72.7%         72.1%     71.9%
                                                 -----     -----     -----         -----     -----
Gross margin.................................     34.2%     31.1%     27.3%         27.9%     28.1%
Selling, general and administrative
  expenses...................................     28.5%     26.4%     22.0%         23.2%     21.6%
                                                 -----     -----     -----         -----     -----
Operating income.............................      5.7%      4.7%      5.3%          4.7%      6.5%
Interest income..............................      0.5%      0.3%      0.2%          0.2%      1.1%
Interest expense.............................      0.0%      0.1%      0.0%          0.0%      0.0%
                                                 -----     -----     -----         -----     -----
Income before income taxes...................      6.2%      4.9%      5.5%          4.9%      7.6%
Provision for income taxes...................      2.5%      1.8%      2.2%          2.0%      3.0%
                                                 -----     -----     -----         -----     -----
Net income...................................      3.7%      3.1%      3.3%          2.9%      4.6%
                                                 =====     =====     =====         =====     =====

THREE MONTHS ENDED JUNE 30, 1996 VERSUS THREE MONTHS ENDED JUNE 30, 1995

     REVENUES. The Company's revenues for the three months ended June 30, 1996 totaled $20.5 million, an increase of $5.1 million or 33.1% over revenues of $15.4 million for the three months ended June 30, 1995. Of the $5.1 million increase in revenues, $3.7 million resulted from growth in COHR MasterPlan. The $3.7 million was primarily from increases in revenues from sites acquired or opened in previous periods. The Company acquired or opened six new service and sales sites (net of consolidations) in fiscal 1996 and six new service and sales sites (net of consolidations) in the three months ended June 30, 1996.

     DIRECT OPERATING EXPENSES. The Company's direct operating expenses for the three months ended June 30, 1996 totaled $14.7 million which is an increase of $3.6 million or 32.4% over the three months ended June 30, 1995 total of $11.1 million. Direct operating expenses as a percentage of revenues for the three months ended June 30, 1996 decreased to 71.9% from 72.1% for the three months ended June 30, 1995.

     GROSS PROFIT. The Company's gross profit for the three months ended June 30, 1996 totaled $5.7 million, an increase of $1.4 million or 32.6% over the three months ended June 30, 1995 total of $4.3 million. Gross margin increased to 28.1% for the three months ended June 30, 1996 from 27.9% the three months ended June 30, 1995.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. The Company's selling, general and administrative expenses for the three months ended June 30, 1996 totaled $4.4 million, an increase of $0.8 million or 22.2% over the three months ended June 30, 1995 total of $3.6 million. As a percentage of revenues, selling, general and administrative expenses decreased during the three months ended June 30, 1996 to 21.6% from 23.2% during the three months ended June 30, 1995. The decrease in selling, general and administrative expenses as a percentage of revenues reflected the growth of revenues without a corresponding increase in administrative costs, as well as other cost savings achieved through economies of scale.

     OPERATING INCOME. The Company's operating income for the three months ended June 30, 1996 totaled $1.3 million, an increase of $594,000 or 80.9% over the three months ended June 30, 1995 total of $734,000. Operating income as a percentage of revenues for the three months ended June 30, 1996 increased to 6.5% as compared to 4.7% for the three months ended June 30, 1995. The increase in operating income as a percentage of revenues is a result of a decrease in selling, general and administrative expenses as a percentage of revenues.

     INTEREST INCOME. Interest income totaled $232,000 for the three months ended June 30, 1996, an increase of $206,000 or 792.3% over the three months ended June 30, 1995 total of $26,000. This was primarily attributable to the interest earned on increased cash balances resulting from the investment of the net proceeds from the Company's initial public offering in February 1996.

     PROVISION FOR INCOME TAXES. The Company's provision for income taxes for the three months ended June 30, 1996 totaled $620,000, an increase of $316,000 or 103.9% over the three months ended June 30, 1995 total of $304,000, due to the increase in pre-tax income for the period. The Company's effective tax rate for the three months ended June 30, 1996 and June 30, 1995 was 40.0%.

     NET INCOME. The Company's net income for the three months ended June 30, 1996 totaled $931,000, an increase of $475,000 or 104.2% over the three months ended June 30, 1995 total of $456,000. As a percentage of revenues, net income increased to 4.6% in the three months ended June 30, 1996 from 2.9% in the three months ended June 30, 1995.

FISCAL YEAR ENDED MARCH 31, 1996 VERSUS FISCAL YEAR ENDED MARCH 31, 1995

     REVENUES. The Company's revenues for the fiscal year ended March 31, 1996 totaled $66.3 million, an increase of $22.6 million or 51.7% over revenues of $43.7 million for the fiscal year ended March 31, 1995. Of the $22.6 million increase in revenues, $20.1 million resulted from growth in COHR MasterPlan. The $20.1 million was primarily from increase in revenues from sites acquired or opened in previous periods. The Company acquired or opened 11 new service and sales sites (net of consolidations) in fiscal 1995, and six new service and sales sites (net of consolidations) in fiscal 1996.

     DIRECT OPERATING EXPENSES. The Company's direct operating expenses for the fiscal year ended March 31, 1996 totaled $48.2 million which is an increase of $18.1 million or 60.1% over the fiscal year ended March 31, 1995 total of $30.1 million. Direct operating expenses as a percentage of revenues for the fiscal year ended March 31, 1996 increased to 72.7% from 68.9% for the fiscal year ended March 31, 1995. This increase resulted primarily from the fact that the Company derived a greater percentage of revenues from COHR MasterPlan, which has higher direct operating expenses as a percentage of revenues than Purchase Connection. COHR MasterPlan is a more labor intensive business than Purchase Connection which results in lower gross margins than those realized by Purchase Connection.

     GROSS PROFIT. The Company's gross profit for the fiscal year ended March 31, 1996 totaled $18.1 million, an increase of $4.5 million or 33.1% over the fiscal year ended March 31, 1995 total of $13.6 million. Gross margin decreased to 27.3% for the fiscal year ended March 31, 1996 from 31.1% for the fiscal year ended March 31, 1995. The decrease in gross margin was principally the result of the increase in the percentage of the Company's revenues derived from the lower margin COHR MasterPlan.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. The Company's selling, general and administrative expenses for the fiscal year ended March 31, 1996 totaled $14.6 million, an increase of $3.1 million or 27.0% over the fiscal year ended March 31, 1995 total of $11.5 million. As a percentage of revenues, selling, general and administrative expenses decreased during the fiscal year ended March 31, 1996 to 22.0% from 26.4% during the fiscal year ended March 31, 1995. The decrease in selling, general and administrative expenses as a percentage of revenues reflected the growth of revenues without a corresponding increase in administrative costs, as well as other cost savings achieved through the consolidation of regional sales and customer service sites.

     OPERATING INCOME. The Company's operating income for the fiscal year ended March 31, 1996 totaled $3.5 million, an increase of $1.5 million or 75.0%, over the fiscal year ended March 31, 1995 total of $2.0 million. Operating income for the fiscal year ended March 31, 1996 as a percentage of revenues increased to 5.3% from 4.7% for the fiscal year ended March 31, 1995.

     PROVISION FOR INCOME TAXES. The Company's provision for income taxes for the fiscal year ended March 31, 1996 totaled $1.5 million, an increase of $718,000 or 93.9% over the fiscal year ended March 31, 1995 total of $765,000, due to the increase in pre-tax income for the fiscal year ended March 31, 1996. The Company's effective tax rate for the fiscal year ended March 31, 1996 was 40.9% as compared to 35.9% for the fiscal year ended March 31, 1995. The Company's effective tax rate in the prior year was 35.9% compared to 40.9% in the current year due to a favorable adjustment from a prior tax matter.

     NET INCOME. The Company's net income for the fiscal year ended March 31, 1996 totaled $2.1 million, an increase of $774,000 or 56.6% over the fiscal year ended March 31, 1995 total of $1.4 million. As a percentage of revenues, net income increased to 3.3% in the fiscal year ended March 31, 1996 from 3.1% in the fiscal year ended March 31, 1995.

FISCAL YEAR ENDED MARCH 31, 1995 VERSUS FISCAL YEAR ENDED MARCH 31, 1994

     REVENUES. The Company's revenues for the fiscal year ended March 31, 1995 totaled $43.7 million, an increase of $18.1 million or 70.7% over revenues of $25.6 million for the fiscal year ended March 31, 1994. Of the $18.1 million increase in revenues, $15.4 million was due to revenue growth related to COHR MasterPlan. During fiscal year ended March 31, 1995, COHR MasterPlan acquired seven smaller service maintenance companies and opened three new sites. The remaining revenue increase was due to internal growth and the opening of new sites for Purchase Connection. During fiscal year 1995, the Company opened or acquired a total of 11 new sales and customer service sites (net of consolidations).

     DIRECT OPERATING EXPENSES. The Company's direct operating expenses for the fiscal year ended March 31, 1995 totaled $30.1 million which was an increase of $13.2 million or 78.1% over the fiscal year ended March 31, 1994 total of $16.9 million. Direct operating expenses as a percentage of revenues increased to 68.9% in fiscal year ended March 31, 1995 from 65.8%. The increase was primarily the result of a greater percentage of the Company's total revenues derived from COHR MasterPlan which has higher direct operating expenses as a percentage of revenues than Purchase Connection. COHR MasterPlan is a more labor intensive business than Purchase Connection which results in lower gross margins than those realized by Purchase Connection. Direct labor unit costs in the COHR MasterPlan division increased during the year ended March 31, 1995 without a corresponding increase in hourly labor rates charged to customers. However, COHR MasterPlan's direct operating expenses as a percentage of revenues decreased from the previous year as a result of improved profitability from sites acquired in previous periods.

     GROSS PROFIT. The Company's gross profit for the year ended March 31, 1995 totaled $13.6 million, an increase of $4.8 million or 54.5% over the year ended March 31, 1994 total of $8.8 million. Gross margin decreased to 31.1% for the year ended March 31, 1995 from 34.2% for the year ended March 31, 1994. The decrease in gross margin was a result of a larger increase in the percentage of the Company's revenues derived from the lower margin COHR MasterPlan. Gross margin in each of the divisions increased slightly.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. The Company's selling, general and administrative expenses for the year ended March 31, 1995 totaled $11.5 million, an increase of $4.2 million or 57.5% over the year ended March 31, 1994 total of $7.3 million. As a percentage of revenues, selling, general and administrative expenses decreased during the year ended March 31, 1995 to 26.4% from 28.5% during the year ended March 31, 1994. The absolute increase in expenses reflected the increase in costs necessary to support the Company's rapid growth through its acquisition program. The decrease in selling, general and administrative expenses as a percentage of revenues reflected the growth of revenues without a corresponding increase in administrative costs or head count as well as other cost savings achieved through the consolidation of regional sales and customer service sites.

     OPERATING INCOME. The Company's operating income for the year ended March 31, 1995 totaled $2.0 million, an increase of $574,000 or 39.2%, over the year ended March 31, 1994 total of $1.5 million. Operating income for the year ended March 31, 1995 as a percentage of revenues decreased to 4.7% from 5.7% for the year ended March 31, 1994. This was primarily the result of lower gross margin reflecting mostly a change in the business mix offset by a decrease in selling, general and administrative expenses as a percentage of revenues.

     PROVISION FOR INCOME TAXES. The Company's provision for income taxes for the year ended March 31, 1995 totaled $765,000, an increase of $120,000 or 18.6% over the year ended March 31, 1994 total of $645,000, due to the increase in pre-tax income for the year ended March 31, 1995. The Company's effective tax rate of 35.9% was lower than the prior year's rate of 40.5% due to a favorable adjustment from a prior tax matter.

     NET INCOME. The Company's net income for the year ended March 31, 1995 totaled $1.4 million, an increase of $422,000 or 44.6% over the year ended March 31, 1994 total of $946,000. As a percentage of revenues, net income decreased from 3.7% in the fiscal year ended March 31, 1994 to 3.1% in the fiscal year ended March 31, 1995, primarily due to the decline in gross margin as a percentage of sales. This decline was partially offset by reduced selling, general and administrative expenses as a percentage of revenues and a lower effective tax rate.

QUARTERLY RESULTS OF OPERATIONS

     The following table presents summarized unaudited quarterly results of operations of the Company for the eight most recent fiscal quarters ended June 30, 1996. The Company believes that all necessary adjustments (consisting only of normal recurring adjustments) have been included in the amounts stated below to present fairly the following selected information when read in conjunction with the financial statements and notes thereto included elsewhere herein. Results of operations for any particular quarter are not necessarily indicative of future results of operations for a full year or any other quarter. Future quarterly operating results may fluctuate depending on a number of factors, including the timing of the opening of startup regional sales and customer service sites, the timing of acquisitions of regional sales and customer service sites and changes in buying patterns of the Company's customers.

                                                                   THREE MONTHS ENDED
                       ----------------------------------------------------------------------------------------------------------
                       SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                           1994            1994         1995        1995         1995            1995         1996        1996
                       -------------   ------------   ---------   --------   -------------   ------------   ---------   ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues.........     $ 9,765        $ 11,592      $13,936    $ 15,369      $15,465        $ 16,667      $18,753     $20,465
Gross profit.........       3,163           3,408        4,069       4,294        4,229           4,481        5,055       5,745
Operating income.....         413             502          612         734          838             815        1,113       1,328
Net income...........     $   266        $    319      $   457    $    457      $   514        $    478      $   693     $   931
Earnings per share...     $  0.13        $   0.15      $  0.22    $   0.22      $  0.24        $   0.23      $  0.19     $  0.19
Weighted average
  shares
  outstanding........       2,112           2,112        2,112       2,112        2,112           2,112        3,650       4,802

     The Company has experienced quarterly seasonality in its financial results. The second fiscal quarter generally has lower sales growth as a result of technicians taking vacations, which affects the time and materials billings. In addition, the Company's quarterly results have been affected by the timing of start-up regional sales and customer service sites and acquisitions.

     The operating income for the second quarter of fiscal 1995 and third quarter of fiscal 1996 was reduced by the costs associated with opening of new sites and an increase in corporate expenses to support future growth. In addition, the operating income for the respective quarters was reduced by the assimilation of one acquisition in fiscal 1995 and three acquisitions in fiscal 1996.

     The net income in the fourth quarter of fiscal 1995 was impacted positively by an adjustment to the Company's tax provision resulting from the resolution of a prior year tax adjustment. This adjustment reduced the effective rate in the fourth quarter to 25.7% as compared to the Company's normal effective rate of approximately 40.0%.

     The earnings per share in the fourth quarter of fiscal 1996 and the first quarter of fiscal 1997 were reduced by the issuance of 2,450,000 shares of Common Stock in the Company's initial public offering on February 16, 1996.

LIQUIDITY AND CAPITAL RESOURCES

     The Company had working capital of $22.5 million, $4.1 million, and $23.5 million as of June 30, 1996, March 31, 1995 and March 31, 1996, respectively. The Company had cash and cash equivalents of $13.2 million, $4.5 million and $19.3 million for the same respective periods.

     Net cash provided by (used in) operating activities was $(3.6) million for the three months ended June 30, 1996, and $(175,000), $1.5 million, and $(1.9) million for fiscal years 1994, 1995 and 1996, respectively. The net cash provided by (used in) operating activities represents primarily the cash flows from income plus depreciation and amortization offset by changes in working capital. A significant portion of the Company's growth has been funded internally through effective working capital management. As a result of the Company's expansion, it is anticipated that working capital and the trend in days outstanding in accounts receivable will increase, particularly due to the Company's expansion in the northeastern United States where the slower payment of outstanding accounts is a customary business practice.

     Net cash used in investing activities was $3.1 million for the three months ended June 30, 1996 and $1.1 million, $1.8 million, and $2.8 million for fiscal years 1994, 1995, and 1996, respectively. The principal uses of this cash were for the purchase of businesses, customer lists and related assets. Capital expenditures during these periods amounted to $245,000, $650,000, $465,000 and $1.4 million, respectively. The Company plans to implement a significant capital expenditure program, including purchasing additional information systems capabilities and test equipment. See "Business -- Property." The Company anticipates that expenditures for capital equipment for fiscal year 1997 will increase compared to prior years. As of June 30, 1996, the Company had no material commitments outstanding for capital expenditures.

     Cash flows provided by (used in) financing activities were principally from issuance of stock of $20.0 million in the fiscal year ended March 31, 1996 and issuance of long-term debt of $1.1 million in the three months ended June 30, 1996, for the payment of dividends to its stockholders of $227,000, $236,000 and $247,000 for the years ended March 31, 1994, 1995 and 1996, respectively, and the repayment of $411,000 in the three months ended June 30, 1996, and $221,000 in the 1995 fiscal year upon a note assumed in an acquisition. The Company does not anticipate declaring or paying cash dividends for the foreseeable future.

     The Company has a credit agreement with 1st Business Bank (the "Revolving Credit Agreement"), pursuant to which the Company may borrow an aggregate of $2.0 million through June 30, 1997 at the prime interest rate. The Revolving Credit Agreement provides for monthly payments of interest only until June 30, 1997, at which time all unpaid principal and interest shall become due. No amounts are currently outstanding under the Revolving Credit Agreement. The Company intends to use the revolving credit facility for short-term working capital purposes. As security for the revolving credit loans, the Company has granted the bank a lien against all of the Company's accounts, equipment, general intangibles, negotiable collateral, inventory, depository accounts and proceeds thereof. The bank shall have the right to accelerate the revolving credit loans upon certain events of default, including failure to pay installments of principal or interest within five days of being due, failure of the Company to meet certain net working capital ratios, current asset to current liability ratios and other periodic financial covenants.

     The Company expects that the net proceeds of this offering, cash flow from operations and its ability to borrow from its existing credit facility will be sufficient to carry out its operations through fiscal 1999. The Company may accelerate the expenditure of its available funds for acquisitions or other business opportunities. As a result, the Company may seek to raise additional funds through the sale of equity securities, the incurrence of additional indebtedness or other means. However, there can be no assurance that such financing, if and when required, will be available on terms acceptable to the Company, or at all.

INFLATION

     The Company believes that its operations have not been materially adversely affected by inflation. The Company expects that salary and wage increases for its skilled staff will continue to be higher than average wage increases, as is common in the industry.

                                    BUSINESS

OVERVIEW

     COHR is a leading national outsourcing service organization providing equipment servicing, group purchasing and other services to hospitals, integrated health systems and alternate site providers. The Company is committed to offering a wide range of high quality services at prices generally below those of its major competitors. COHR has developed strong relationships with its customers, allowing it to gain valuable insights into their operating challenges and to design cost-effective programs. The Company was founded in 1985 by the Healthcare Association of Southern California ("HASC"), a regional trade association comprised of hospitals, integrated health systems, nursing homes and medical groups. Since its inception, the Company's customer base has significantly expanded beyond HASC members, which accounted for approximately one-third of fiscal 1996 revenues.

     COHR MasterPlan, the Company's equipment services division, offers a full range of equipment maintenance, repair, consulting, refurbishment and sales services. The Company operates 27 equipment service and sales sites serving approximately 1,450 equipment services customers in 32 states. Maintenance MasterPlan, COHR MasterPlan's principal product line, is a comprehensive equipment management plan that offers equipment services at a fixed cost and, in the first year of the contract, guarantees savings over the prior year's costs.

     Purchase Connection, the Company's group purchasing division, offers access to volume discount pricing on medical, surgical and laboratory supplies, capital equipment, pharmaceuticals and dietary supplies. The Company operates nine regional sales and customer service sites serving approximately 1,700 group purchasing customers in 48 states. According to a survey conducted by Modern Healthcare, in 1995 Purchase Connection was the sixth largest group purchasing organization ("GPO") in the United States based upon reported purchasing volume.

     The Company's goal is to become the leading independent provider of equipment services to health care providers and one of the three largest GPOs in the United States, and to provide a number of additional cost effective outsourced services and products to health care providers.

INDUSTRY BACKGROUND

     The market for the Company's equipment servicing and group purchasing services consists of hospitals, integrated health systems and alternate site providers. According to industry sources, there are more than 5,000 hospitals, 300 integrated health systems, 3,600 ambulatory care centers, 2,000 diagnostic imaging centers, 16,000 home health care agencies, 2,000 dialysis centers, 7,900 large group practices and outpatient surgery centers, and related institutional closed pharmacies throughout the United States.

     Health care providers have traditionally provided health care services on a fee-for-service basis. The fee-for-service model provides few incentives for the efficient utilization of resources on the part of providers and has contributed to increases in total health care costs. The Company believes that cost containment pressures in the health care industry have led providers to seek innovative methods of reducing the cost of delivering effective health care. Increasingly, providers have turned to outsourcing various services and to group purchasing as a means of reducing costs. Outsourcing services allows providers to reduce overhead costs and ease administrative burdens, and coordinated group purchasing allows providers to purchase supplies at significant savings.

     EQUIPMENT SERVICES. The Company believes that, as a result of increasing cost pressures on health care providers, several major trends exist, which have increased and will continue to increase the demand for the outsourcing of equipment services. In particular, these trends have increased the demand for larger, high quality equipment services suppliers with broad service offerings that can provide equipment management services for health care providers. These trends include: (i) an increase in the average life of equipment as purchasing of new equipment is delayed or eliminated in favor of refurbishment or upgrades,
(ii) a desire to utilize a single vendor for servicing in order to lower overall costs and reduce administrative burdens, (iii) an increased demand for fixed price servicing agreements in order to facilitate customer budgeting processes,
(iv) a need for consulting services designed to evaluate the overall cost and technical effectiveness of providers' clinical equipment and service programs, and (v) a desire to ensure full compliance with the standards and requirements of national and local licensing and accreditation agencies.

     An industry research source estimates that the market for servicing biomedical and diagnostic imaging equipment will grow from more than $3.7 billion in expenditures in 1994 to more than $7.6 billion in 2000.

     The equipment services market is served by three categories of providers: original equipment manufacturers ("OEMs") which represent approximately 65% of the market, independent service organizations ("ISOs"), which represent approximately 20% of the market, and in-house servicing departments, which represent approximately 15% of the market. The Company believes that within each category of provider numerous companies compete and that the equipment services market is highly fragmented. The Company believes that the decision from whom to purchase equipment services depends on several factors, including price, quality and breadth of service offerings and response time.

     The Company believes that COHR MasterPlan compares favorably to OEMs on the basis of price, its quality reputation, the wide range of manufacturers' products offered (including new and refurbished equipment), and its ability to provide the customer with unbiased technology management consulting. In relation to other ISOs, the Company believes that several factors give it a competitive advantage including its low pricing, unique fixed cost plans, highly qualified service personnel and broad range of services. Such services include technology management consulting, sales of new and refurbished equipment and depot repair service. The Company believes that it compares favorably to in-house service organizations because it allows health care providers to reduce fixed overhead and ease administrative burdens by outsourcing their equipment service requirements.

     GROUP PURCHASING SERVICES. According to industry sources, approximately 70% of the purchasing of supplies and equipment by the institutional health care industry is effected through GPOs. Group purchasing services historically have been delivered through a fragmented system of GPOs, and 60% of all purchases made by non-federal hospitals are made through the ten largest national GPOs. Most GPOs are small, regional groups, with overlapping affiliations with larger groups. According to the most recent Modern Healthcare survey, the larger groups increasingly dominate the industry. Typically, institutional health care providers belong to more than one GPO.

     GPOs provide their customers (also referred to as members) with access to discounted prices on a broad range of products and services. GPOs negotiate discounted prices with manufacturers based primarily on the purchasing volume of their membership. To increase the purchasing volume of their membership, GPOs attempt to maximize "compliance" -- the percentage of purchasing volume an individual facility places through contracts negotiated with the GPOs' vendors. Compliance is strongly correlated to the depth of discounts provided by GPOs and the centralization of purchasing decisions. GPOs often negotiate the deepest discounts through sole-source contracts with manufacturers where a single manufacturer is selected as the sole source for a particular product in the GPOs' purchasing program. Typically, sole-source contracts are negotiated on certain product categories, primarily pharmaceutical and dietary supplies. Unlike distributors, GPOs do not themselves make purchases, carry an inventory or physically handle product. GPOs derive a substantial portion of their revenues from commissions (a percentage of purchasing volume) from manufacturers and distributors, and also receive from their customers a nominal fee for access to contract pricing.

     GPOs provide a valuable service to manufacturers by assuring access to the GPOs' customers or negotiating committed volume for the manufacturers' products. Those manufacturers can participate in the market share represented by the GPOs' customers at a significant reduction in cost from traditional direct sales and marketing efforts.

     When purchasing a specific item, institutional health care providers have the option of purchasing it either from manufacturers contracted with one of their GPO's purchasing programs or directly from non-contracted manufacturers. Health care providers place their orders either directly with a manufacturer (if the manufacturer distributes directly) or a distributor. The GPO is entitled to a commission on all purchases made by its customers of items under contract with manufacturers.

     Typically, distributors are not involved in the pricing negotiations among health care providers, manufacturers and GPOs. The role of distributors is primarily to fulfill orders from health care providers at a spread independent from the pricing obtained from the manufacturer.

     In response to increasing pressures to reduce overall costs, many health care providers are requiring innovative changes in managing their product purchases, including (i) new pricing arrangements, such as payment per clinical procedure, (ii) establishment of inventory and delivery procedures, such as stockless and just-in-time systems and (iii) using procedures to impact treatment effectiveness, such as standardization of treatment protocols and pharmaceutical formularies.

     In addition to GPOs, health care providers can utilize numerous sources to obtain goods and services including the direct sales forces of manufacturers, various wholesalers, and their own in-house purchasing departments. The Company believes that health care providers choose among these alternatives on the basis of price, breadth of product line, quality of service and strength of relationship. As one of only nine GPOs with reported purchasing volume in excess of $1 billion per year, the Company believes that it compares favorably to smaller regional GPOs and in-house purchasing departments based on its ability to negotiate more favorable discounts with manufacturers due to its significantly larger customer base and corresponding potential purchasing volume. In relation to other large GPOs, the Company believes that it charges lower customer access fees and manufacturer commissions thus allowing it to offer deeper price discounts. Additionally, the Company believes it offers a wider array of value-added products and services.

     While the Company enjoys mutually supportive relationships with manufacturers, it competes with them when they offer specific product lines that are not under contract with the Company. The Company believes that it compares favorably to manufacturers based on its ability to (i) provide one stop shopping for a wider array of products and (ii) bundle products from multiple manufacturers at competitive prices.

     The Company believes that purchasing decisions may also depend on factors specific to the decision maker. Pharmacists and food service directors, who generally make purchasing decisions with respect to pharmaceuticals and dietary supplies, respectively, often have significant discretion in making purchasing decisions, and have the ability to increase compliance at their facilities. Materials managers, who generally make purchasing decisions with respect to medical, surgical and laboratory supplies, must take into account the supply needs of their constituencies, which requires more diversity in product mix to allow for regional and physician preferences and distribution and delivery concerns. The materials managers, therefore, purchase products through a variety of sources, which may result in less compliance.

COMPANY STRATEGY

     The Company believes that its success has been due to its commitment to provide its customers a wide range of quality services at prices generally below those of its major competitors. The Company's goal is to become the leading independent provider of equipment services to health care providers and one of the three largest GPOs in the United States, and to provide a number of additional cost-effective outsourced services and products to health care providers.

     COHR MASTERPLAN. The Company's objectives in its COHR MasterPlan division are to (i) acquire and open additional equipment service and sales sites in existing and new markets, (ii) increase share in existing markets and (iii) expand the range of technical services offered. The following presents an overview of the Company's efforts in each of these areas:

     Acquire and Open Additional Equipment Service and Sales Sites. The Company has pursued a strategy of growth through acquisitions of smaller regional service companies and opening new regional sales and customer service sites in existing and new markets. When evaluating the attractiveness of a new market, the Company evaluates several factors, including competition, market fragmentation, availability of key personnel and geographic location.

     Typically, the acquired businesses have had gross margins lower than that of the Company and have operated on a break even or small loss basis after selling, general and administrative expenses. Following an acquisition, the Company typically offers the acquired company's customers new services and eliminates duplicative administrative costs in order to increase revenue and improve profitability of the acquired business. The Company generally expects the equipment service businesses it acquires to achieve profitability levels similar to its existing COHR MasterPlan division within one year from acquisition.

     The Company plans to continue to evaluate potential acquisitions and expects to acquire or open approximately 15 new equipment service and sales sites by the end of fiscal 1998. The Company's primary focus is on developing critical mass through acquisitions in attractive markets. The Company plans to continue its expansion in the Southeastern and Eastern United States and will consider expansion in other regions on a selected basis. The Company intends to target for acquisition small to medium sized, high quality, owner-operated service centers, which increasingly are looking to consolidate with larger service organizations that can offer skilled management, sophisticated information systems and capital resources. Also, the Company will continue to identify organizations that have demonstrated expertise and business success in the high-technology imaging and diagnostic equipment field, where service margins are typically higher than in more basic services.

     The Company prefers to grow through acquisition, as opposed to the opening of new sites, because acquisitions provide the Company with the opportunity to take advantage of a target's existing customer base, trained technicians and established reputation. The Company opens new equipment service and sales sites in order to expand into new markets where appropriate acquisition candidates are not available. The Company estimates that the pre-opening costs necessary to establish a new regional service and sales site are nominal. Typically, the Company will not open a new site until the Company has either entered into servicing contracts within the area or expects the site to break even within 12 months.

     Since July 1, 1993, the Company has acquired 15 regional equipment service businesses and opened 12 new equipment service and sales sites in the locations noted below. These acquisitions and startups have enabled the Company to enter new markets and to increase penetration of existing markets. Six of the acquired sites have been consolidated with other nearby offices to increase operating efficiency.

--------------------------------------------------------------------------------

                                  ACQUISITIONS

----------------------------------------------------------------------------------------------------------------

      DATE OF
    ACQUISITION                             COMPANY                                      LOCATION
----------------------------------------------------------------------------------------------------------------
  October 1, 1996      Triad Medical Services, Inc.                       Arlington, WA
  August 1, 1996       Anesthesia Plus                                    Elk Grove, CA
  July 1, 1996         Mid Atlantic Clinical Engineering Services, Inc.   Fredericksburg, VA/Wheeling, WV
  May 1, 1996          Vision Medical Services                            Ontario, CA/Fairfield, CT/
                                                                          Ft. Lauderdale, FL
  April 1, 1996        Gold Coast Imaging                                 Ft. Lauderdale, FL
  April 1, 1996        DAL Services Inc.                                  Towaco, NJ
  October 31, 1995     Automated Diagnostic Specialists, Inc.             Murietta, CA
  October 30, 1995     Noel Technologies Company                          Fountain Hills, AZ
  September 29, 1995   Technical Shared Services, Inc.                    Gainesville, FL
  March 3, 1995        Northwest Biomedical Services, Inc.                Portland, OR/Seattle, WA
  February 1, 1995     Medical Equipment Experts, Inc.                    Fairlawn, OH
  December 30, 1994    Advanced Technology Laboratories, Inc.             (customer list for a specific model of
                                                                          ultrasound machine)
  December 5, 1994     Anesthesia Equipment Service                       Chino, CA
  April 1, 1994        Med+Equip Services                                 San Ramon, CA/Modesto, CA
  July 22, 1993        Labtronics, Inc.                                   Union City, CA/Costa Mesa, CA
----------------------------------------------------------------------------------------------------------------

----------------------------------------------
NEWLY OPENED SERVICE SITES
----------------------------------------------
         YEAR
        OPENED            LOCATION
----------------------------------------------
         1996      Boston, MA
         1996      Cincinnati, OH
         1996      Dallas, TX
         1996      Meridian, ID
         1996      Nashville, TN
         1996      Orlando, FL
         1996      Philadelphia, PA
         1995      Cranford, NJ
         1995      Islandia, NY
         1994      Burlington, VT
         1994      Erie, PA
         1994      Killingworth, CT
----------------------------------------------

     Increase Share in Existing Markets. COHR MasterPlan offers a full range of quality services that respond to its customers' needs at prices generally below those of its major competitors. The Company aggressively markets its equipment services in its existing markets, the highest sales priority being Maintenance MasterPlan sales. Many customers enrolling in Maintenance MasterPlan for the first time are still obligated under certain OEM service agreements covering recently purchased high technology equipment. The Company routinely excludes such obligations from the initial Maintenance MasterPlan agreement, and, with the data from customer equipment audits at hand, systematically pursues their later inclusion at advantageous prices upon the expiration of the OEM agreement. The Company also has acquired the ability to service new high technology equipment to increase revenues from its existing customer base and attract new customers.

     Expand the Range of Technical Services Offered. A key component of the Company's strategy is to expand the services it provides to its customers. Expanded services enable the Company to enter new markets and to increase penetration of existing markets. In addition, these services allow the Company to generate higher equipment servicing margins and to reduce the Company's dependence on subcontracting of these services. The Company is actively exploring opportunities to offer additional services to make it more competitive and potentially attract additional customers.

     PURCHASE CONNECTION. The Company's objectives in its Purchase Connection division are to (i) increase purchasing volume by existing customers, (ii) expand geographic penetration of certain regional markets and (iii) expand the range of outsourced services and products offered. The following presents an overview of the Company's efforts in each of these areas:

     Increase Purchasing Volume By Existing Customers. The Company intends to increase the purchasing volume of its existing customers through efforts to increase customer compliance. These efforts include (i) encouraging customers to participate in Purchase Connection's sole source contracts with vendors, (ii) increasing customer utilization of the Company's electronic catalog, known as Power Connection, linked to manufacturer and distributor pricing and (iii) engaging in joint marketing efforts with participating manufacturers and distributors. In addition, the Company plans to upgrade its information systems to reconcile its records of customer purchases with commissions paid by vendors. In certain product markets, principally dietary and pharmaceutical, where decision-makers have more discretion in selecting purchasing services, the Company contracts with a single vendor of a specific product, whereby all Purchase Connection volume for such product is directed to the sole source vendor. The use of a sole source contract enables the Company to negotiate deeper discounts, which further incentivizes customers to increase compliance.

     Expand Geographic Penetration of Certain Regional Markets. The Company currently operates nine regional sales and customer service sites to support its group purchasing activities. The Company expects to open or acquire approximately three new sites by the end of fiscal 1998, primarily in the Midwestern and Southeastern United States. In deciding on which locations to open or acquire new sites, the Company prefers areas with large concentrations of health care providers and proximity to existing or planned Company operations.

     Expand the Range of Services and Products Offered. The Company believes that it has developed positive relationships with its customers, thereby gaining valuable insight into their operating challenges. The Company intends to employ this knowledge to introduce a number of innovative cost-effective products and services. The Company has relied and intends to rely primarily on its internal development capabilities for the introduction of such products and services, but will consider acquisitions in selected cases. The Company began offering security services, performance improvement and credentials verification management to its Purchase Connection customers in 1992, and information services and insurance brokerage services in 1995. The Company has recently introduced COHR 835 Direct, a software product facilitating the interface between hospital and various payor systems. The Company has contracted with two large insurers, Blue Cross of California and Blue Cross and Blue Shield of New Jersey, for the distribution rights to COHR 835 Direct. The agreement with Blue Cross of California provides for exclusive distribution rights in California and sales minimums covering the software. As of the date of this Prospectus, COHR 835 Direct has been installed in approximately 150 hospital sites. The Company believes that its Power Connection is the first direct order entry system to be offered by a GPO and that COHR Order Direct is among the most advanced of such systems currently available. The Company is committed to aggressively pursue the introduction of technologically advanced products and services that provide value-added solutions for its customers.

SERVICES AND PRODUCTS

     COHR MASTERPLAN. The Company's COHR MasterPlan division provides a broad range of services allowing health care providers to manage their equipment portfolio cost effectively. These services include equipment maintenance and repair services, consulting services, including technology selection and purchase, accreditation and licensure, safety planning and the sale of new and refurbished equipment. The Company operates 27 equipment service and sales sites in the following locations:

    Arizona                    Massachusetts             Tennessee
      -- Phoenix                 -- Boston                 -- Nashville
    California                 New Jersey                Texas
      -- Brea                    -- Towaco                 -- Dallas
      -- Chatsworth            New York                  Vermont
      -- Murietta                -- Islandia               -- Burlington
      -- Ontario               Ohio                      Virginia
      -- Stockton                -- Akron                  -- Fredricksburg
      -- Union City              -- Cincinnati           Washington
    Connecticut                  -- Pinkerington           -- Seattle
      -- Fairfield             Oregon                    West Virginia
      -- Killingworth            -- Portland               -- Wheeling
    Florida                    Pennsylvania
      -- Ft. Lauderdale          -- Erie
      -- Gainesville             -- Philadelphia
      -- Orlando

Operations from sites located in Phoenix, Philadelphia, Fairfield, Killingworth, Orlando, Boston, Nashville, Dallas, Cincinnati, and Pickerington are conducted from the personal residence of a Company employee. In May 1995, the Company began operations in India where it sells refurbished medical equipment.

     Maintenance and Repair Services. The Company's maintenance and repair services are performed by the Company's local technicians who are available on a 24-hour basis to respond to customer calls. Local technicians have access to technical support specialists. The Company also subcontracts maintenance and repair contracts locally in markets where the Company has not yet established a significant presence.

     The Company's key product, Maintenance MasterPlan, is a comprehensive equipment management plan that offers maintenance and repair services at a fixed cost and, during the first year of the contract, guarantees savings over prior year's cost. In order to appropriately price a Maintenance MasterPlan contract, the Company conducts an extensive audit which includes a review of existing service contracts, time and materials and expenditure histories for maintenance of the equipment inventory and interviews with key operational managers and vendors. The data generated from the audit is analyzed and compared with the Company's 22-year database of equipment maintenance records. The Company then prepares a comprehensive proposal, which includes guaranteed savings for the first year of the contract and recommendations for areas of improvement.

     Under Maintenance MasterPlan, the Company's customers have the choice of either using the Company's own technicians or other vendors for equipment services. The contract's fixed price reflects the anticipated mix between use of such other vendors. The Company's rates for equipment maintenance and repair services are in most cases lower than those of other vendors. If the customer chooses to use other vendors, the Company reviews and pays all invoices from such vendors and monitors the appropriateness and quality of such services. The customer is provided an incentive to increase its use of the Company's maintenance services by receiving a share of the cost savings realized when actual service costs fall below the contract's fixed price.

     Until April 1996 the Company utilized stop loss insurance to limit the Company's exposure from Maintenance MasterPlan, at which time it began to self-insure with respect to new and renewed contracts. In the 11 years of its stop-loss insurance experience, the Company never had a period in which the insurance proceeds exceeded the premiums. The Company estimates that its self-insurance plan will result in substantial savings over past annual premiums.

     The Company also provides repair and refurbishment of certain OEM discontinued models that continue to be used by customers. In addition to Maintenance MasterPlan, the Company offers other maintenance contracts on a fixed price or on a time and material basis. The Company's fixed price contracts are generally from one to three years, and terminable upon 90 days' notice.

     The Company services a broad range of equipment, including radiographic, cardiac catheterization, ultrasound, computerized tomography, magnetic resonance imaging, lithotripsy, nuclear medicine, x-ray, biomedical, laboratory, medical lasers, anesthesia, patient monitoring equipment, sterilizer equipment, cardiopulmonary equipment and surgical equipment.

     Consulting Services. The Company offers various services on a consulting basis designed to evaluate the overall technical and cost-effectiveness of customer's clinical equipment and service programs. These services complement COHR MasterPlan's equipment, repair and maintenance offerings to provide customers with a full range of their equipment service needs. These services include technology management, selection and purchase, accreditation surveys, hazardous materials program development, personal exposure and environmental surveys, indoor air quality surveys, OSHA regulation compliance, injury and illness preventions and staff education and safety programs.

     Sales of New and Refurbished Equipment. The Company's access to used medical equipment and its large staff of technical personnel has enabled the Company to refurbish and sell used medical equipment at competitive prices. In addition, the Company distributes new mid-range equipment for various OEMs.

     PURCHASE CONNECTION. Purchase Connection offers customers access to volume discount pricing for over 400,000 line items of goods and materials, including medical, surgical and laboratory supplies, capital equipment, pharmaceuticals and dietary supplies. It achieves this discount pricing by negotiating contracts with manufacturers and distributors who are selected through a cyclical bidding process. Generally, such contracts have three year terms. The Company operates nine regional sales and customer service sites in the following locations:

California
  -- Chatsworth
  -- Danville

Florida
  -- Ft. Lauderdale

Hawaii
  -- Honolulu
Indiana
  -- Indianapolis

Missouri
  -- St. Louis

New Hampshire
  -- Claremont
Oklahoma
  -- Tulsa

Pennsylvania
  -- Jamison

Except for the sites located in Chatsworth, California and Honolulu, Hawaii, operations are conducted from the personal residence of a Company employee.

     The Company's regional sales representatives meet regularly with customers in order to identify and update their product needs. The Company's Purchase Connection product managers, who have extensive experience in the procurement of products, assess the information obtained from customers and initiate a bidding process at each bidding cycle, or when a new need is identified. The Company then submits requests for proposals to manufacturers and distributors and selects manufacturers and distributors based upon several factors, including pricing structure, product quality, and inventory and delivery systems.

     The Company negotiates commissions with manufacturers and distributors based upon the purchasing volume placed with such manufacturers and distributors and also receives a quarterly nominal access fee from its customers. The commissions from manufacturers and distributors and the access fees from customers accounted for approximately two-thirds of the revenues of Purchase Connection in fiscal 1996. In order to verify the amount of commissions to which it is entitled, the Company currently relies on manufacturers and distributors to report accurately purchases made by Purchase Connection customers, and the Company's ability to audit such information based upon customer records.

     The customers receive information regarding Purchase Connection's product offerings through a catalog. The catalog is offered through hard copy and microfiche and has recently become available through Power Connection, the Company's electronic catalog. The catalog is updated regularly. Customers place orders directly with manufacturers and distributors.

     Purchase Connection also offers insurance brokerage services and other employee benefit services, including consultation regarding 401(k) plans, facility security services, medical credentials verification services, the COHR 835 Direct software program and other information services and performance improvement consulting.

     COHR 835 Direct, the Company's first entry into the electronic commerce/electronic data interchange ("EDI") market is a software product designed to facilitate the interface between health care provider and third party payment systems. The product was developed in response to changes in federal Health Care Financing Administration's and other payors' claims processes, which industry sources indicate affect 90% of the institutional health care provider market. The Company believes that use of the COHR 835 Direct enables users to avoid labor intensive re-keying of data from payor electronic remittance advices. The Company believes it can make a significant entry into the specialized institutional health care EDI market by rapid design and delivery of this and other competitively priced software products for additional commercial transactions through a national distribution network of insurance and payor organizations. The Company has contracted with two large insurers, Blue Cross of California and Blue Cross and Blue Shield of New Jersey, for the distribution rights to COHR 835 Direct. The agreement with Blue Cross of California provides for exclusive distribution rights in California and sales minimums covering the software. The Company is currently engaged in research and development of additional related software and is in negotiations with other payors and claims processors for distribution rights. The Company has incurred research and development costs totalling over $2.5 million since fiscal 1993 for the development of COHR 835 Direct. Such costs were expensed as incurred.

SALES AND MARKETING

     As of October 21, 1996, the Company employed 67 people in sales, marketing and customer service, allocated between COHR MasterPlan and Purchase Connection. The Company's broad range of products and services for health care providers allow it to crossmarket its Purchase Connection and COHR MasterPlan programs. The Company's sales personnel use a comprehensive consultative sales approach and attempt to leverage relationships in order to sell both programs.

     COHR MASTERPLAN. The Company employs 37 sales, marketing and customer service personnel in its COHR MasterPlan division, who are allocated by region and specialty.

     The Company estimates that the sales cycle for the Maintenance MasterPlan typically takes six months to consummate. The Company believes that the sales cycle for contracts other than Maintenance MasterPlan is approximately one month. Appointments with customers, generated by a combination of print advertising response, referrals and cold calls, involve a presentation of the Company's services to the prospective customer.

     Many customers enrolling in Maintenance MasterPlan or other service contracts for the first time are still obligated under certain OEM service agreements covering recently purchased high technology equipment. The Company routinely excludes such obligations from the initial Maintenance MasterPlan agreement, and, with the data from customer equipment audits at hand, systematically pursues their later inclusion at advantageous prices upon the expiration of the OEM agreement.

     PURCHASE CONNECTION. The Company employs 30 sales, marketing and customer service personnel in its Purchase Connection division including regionally located personnel to provide customers with quality service. The Company generates leads principally through targeted direct mail campaigns to customers of other GPOs, exhibitions at class-specific trade shows, direct sales efforts in identified geographic regions, and cross-marketing through other Company services.

     The Company's other services and products are actively promoted through field sales, by a specialist in the respective discipline. Targeted mailings, word of mouth, educational programs and cross-marketing are all employed as a means of promoting these products and services.

EMPLOYEES

     As of October 21, 1996, the Company employed a total of 612 persons, consisting of 67 in sales, marketing and customer service, 283 equipment technicians, 91 other technical specialists, 102 security guards and 69 in finance, administrative and research and development. None of its employees is represented by a labor organization, and the Company considers its relations with its employees to be good.

     The Company believes that it has had much success in attracting and retaining a high quality equipment technician staff. The Company uses an in-house training program in order to maintain its high quality service level. Many of the Company's technicians have been employed by the Company for over five years.

PROPERTIES

     The Company's principal executive offices are located in approximately 76,000 square feet of leased office space in Chatsworth, California, which houses most of the Company's senior management, as well as management information systems, finance and human resources, its Purchase Connection division and the Company's principal equipment services facility. The Company moved to its present location on September 1, 1996 to consolidate operations, lower overhead, improve margins and provide future space for operations. The Company estimates that this move and consolidation will significantly reduce its lease expenses. The Company believes that suitable additional and alternative space will be available in the future on commercially reasonable terms as needed.

     The Company also leases service and sales sites in Brea, Murrieta, Ontario, Stockton and Union City, California; Akron, Ohio; Erie, Pennsylvania; Seattle and Arlington, Washington; Towaco, New Jersey; Gainesville and Ft. Lauderdale, Florida; and Burlington, Vermont.

COMPETITION

     The Company operates in two separate markets, each of which is highly competitive. In the equipment services market, the Company's principal competitors are (i) OEMs, including G.E. Medical Systems,

Siemens Medical Systems, Inc. and Picker International, Inc., (ii) ISOs, of which two of the largest are divisions of AMSCO International, Inc. and ServiceMaster, L.P., and (iii) in-house servicing departments. In the group purchasing market, the Company's principal competitors are several major GPOs, including The Premier, Inc., Voluntary Hospitals of America Inc., MedEcon Services, Inc., AmeriNet, Inc., Health Services Corporation of America, Inc. and Buy Power, as well as the in-house corporate purchasing departments of large integrated systems and multi-hospital systems and various manufacturers and regional GPOs. The Company's competitors in each of the separate markets have sales representatives competing directly with the Company, and many are substantially larger and have substantially greater financial resources than the Company.

     The Company believes that the broad mix of products and services and the favorable pricing structure that it offers its customers enables it to differentiate itself from many of its competitors. The Company is unaware of any other company that offers the combination of equipment services, group purchasing services and other outsourcing services offered by the Company.

REGULATORY MATTERS

     The health care industry is highly regulated, and there can be no assurance that the regulatory environment in which the Company and its customers operate will not change significantly in the future. The Company is also subject to laws and regulations relating to business corporations in general. The Company believes its operations are in material compliance with applicable laws. Nevertheless, there can be no assurance that a review of the Company's business or its customers' businesses by courts or regulatory authorities will not result in a determination that could adversely affect the operations of the Company or that the health care regulatory environment will not change so as to restrict the Company's business.

     MEDICARE AND MEDICAID FRAUD AND ABUSE. The federal anti-kickback statute prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for, or in order to induce, (i) the referral of a person for the furnishing or arranging for the furnishing of goods, facilities, items or services reimbursable under Medicare and Medicaid programs or (ii) the purchase, lease or order or arranging or recommending purchasing, leasing or ordering of any item or service reimbursable under Medicare or Medicaid programs. The Company is not a separate provider of Medicare or state health program reimbursed services; however, if the Company is deemed to be receiving prohibited remuneration under the group purchasing agreements, the financial arrangements under these agreements could be subject to scrutiny and prosecution under the federal anti-kickback statute, resulting in civil and criminal penalties. Many states have adopted similar prohibitions against payments intended to induce referrals of Medicaid or other third party payor patients or covered services.

     The federal government has published regulations that provide, among other things, "safe harbors" from the federal anti-kickback statute relating to GPOs serving as purchasing agents for entities who are furnishing services for which payment may be made under Medicare or a state health care program. The group purchasing safe harbors provide that remuneration prohibited by the anti-kickback statute does not include any payment by a vendor of goods or services to entities authorized to act as a GPO, if (i) the GPO has a written agreement with each entity for which items or services are furnished which provides that the fee paid by the vendor will be 3% or less of the purchase price of the goods or services provided by that vendor, and, if the fee is not fixed at 3% or less, the agreement specifies the amount the GPO will be paid by each vendor and (ii) the GPO discloses in writing to the health care provider the amount received from each vendor with respect to purchases made by or on behalf of the entity. Although the Company does not fall within the safe harbor, the Company believes that it is not receiving prohibited remuneration because it discloses in written agreements with its customers that it may collect an administrative fee (commission) from vendors, its commissions collected from vendors do not exceed 3% of the purchase price and it makes available upon request of a provider the amounts it receives from vendors with respect to purchases made by or on behalf of the entity.

     ANTITRUST LAWS. The federal Robinson-Patman Act prohibits both discriminatory pricing by vendors with respect to the sale of commodities -- i.e., a differential in the net price to customers -- and the payment of "brokerage" by a vendor to an agent of the purchaser. Many states have adopted similar prohibitions against discriminatory pricing and payment of brokerage or commissions. Violation of the Robinson-Patman Act is a crime, punishable with fines up to $5,000 and imprisonment for a year for each occurrence.

     While the Company is not a vendor of commodities, it may be viewed as the agent for its group purchasing customers authorized to negotiate discounted pricing with vendors. As a consequence, if the discounts are deemed to be improper, as a participant in the arrangement, the Company may be subject to criminal sanctions and civil damages under the statute.

     The Company believes that the pricing and commission policies of its vendors comply with applicable statutory standards, but there can be no assurance that future interpretations of antitrust laws by regulatory authorities will not require a restructuring of some or all of the Company's group purchasing relationships with its vendors or result in a determination that could adversely affect the Company.

     The Company does not believe that the commissions it receives from vendors are covered by the statutes because it provides services in exchange for brokerage.

     Both the federal Sherman Act and Clayton Act regulate exclusive dealing agreements, such as the Company's "sole source" contracts with certain vendors. Such agreements which result in a significant degree of foreclosure of the market and effectively exclude competitors from a relevant market are unlawful. However, the Company does not believe that its sole source contracts violate the Sherman Act or the Clayton Act because the Company is involved in vast pharmaceutical, medical device and medical products markets, and that it is not likely that any exclusive contract the Company may enter into would foreclose sufficient amount of competition, at the national level, to raise any degree of concern. However, there can be no assurance that either governmental regulators or courts may not find that these contracts have an anticompetitive effect on a national or local market, thereby subjecting the Company to possible criminal or civil litigation. In such event, the Company may be subjected to criminal fines or sanctions or civil damage awards and, because contracts in violation of these laws are unenforceable, lose the benefits anticipated to be derived from its sole source contracts.

     Because the Company's group purchasing customers remain separate legal entities, distinct from each other and from the Company, any concerted action with vendors through the GPO such as refusal to deal, improper sharing of price information or other coordinated conduct may lead to allegations of prohibited anticompetitive conduct, including price fixing, concerted refusals to deal and agreement to share price information. The Company believes that it complies with such state and federal laws as may affect group purchasing organizations, but there is no assurance that the review of the Company's business by courts or regulatory authorities will not result in a determination that could adversely affect the operations of the Company.

     INSURANCE LAWS AND REGULATIONS. All states regulate the business of selling and marketing insurance products, such as life and health insurance, fire and casualty insurance and variable annuities. The Company believes it is in material compliance with applicable laws in the states in which it conducts an insurance agency business, except in California. Recently, the Company became aware that, since its reincorporation in Delaware in January 1996, it has been operating its insurance brokerage business in California without the requisite license. The Company's predecessor conducted the insurance brokerage business in California with the appropriate license until January 1996, and the Company applied for its own license in August 1996, but such license has not yet been issued. Since its reincorporation, the Company has received brokerage commissions with respect to policy renewals in California totaling $138,455. Under the California Insurance Code, the Company may be required to disgorge all of such commissions. In addition, the California Commissioner of Insurance may fine the Company an amount up to 30% of such commissions and may impose other sanctions. In connection with its current insurance brokerage license application, the Company will disclose to the California Commissioner of Insurance that it had been operating an insurance brokerage business in California without a license since January 1996 and the facts relating thereto.There can be no assurance that the Company will not be required to disgorge all of such commissions, or that the Company will not be assessed the maximum fine permitted by California law. There also can be no assurance that the disclosure of the Company's past unlicensed activities to the Commissioner will not delay the issuance of the necessary insurance brokerage license, or that the Company will receive such a license or, if issued, that it will be issued on a restricted or limited basis requiring the filing of periodic reports on the Company's insurance brokerage business for a fixed period of time. The disgorgement of commissions or assessment of penalties, if required, or the delay, denial of or limitation upon an insurance brokerage license in California, either individually or in the aggregate, could have a material adverse effect on the Company's business. There can be no assurance that future interpretations of insurance laws by regulatory authorities in these states or in the states into which the Company may expand will not require licensure or a restructuring of some or all of the Company's insurance operations.

     OTHER REGULATIONS. The Company is subject to various federal, state, and local laws and regulations. Various state and federal regulatory agencies, such as OSHA and the Environmental Protection Agency, have jurisdiction over the facilities of the Company and its customers, including worker safety, community "right to know" laws, and laws regarding clean air and water. Under various federal, state, and local laws, ordinances and regulations, an owner or lessee of real estate may also be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as related costs of investigation and property damage. Such laws often impose such liability without regard to whether the owner or lessee knew of, or was responsible for the presence of, such hazardous or toxic substances. Furthermore, legislative or regulatory changes may cause future increases in the Company's operating costs or otherwise negatively affect operations. Although the Company believes it has been and is currently in substantial compliance with the applicable standards pursuant to such laws and regulations, there can be no assurance that the Company will not be materially adversely affected by existing or future requirements or incur materially increased operating costs in complying therewith.

     In 1994, Congress passed the Federal Acquisition Streamlining Act ("FASA") to improve governmental access to commercial technologies and reduce administrative overhead costs involved in the governmental acquisition process. Under FASA's cooperative purchasing program (Section 1515 of FASA), the General Services Administration is allowed to extend the federal procurement process by opening all of the Federal Supply Schedules (and the prices contained therein) to any state and local government and any other public entity. These non federal governmental and public entities which, according to an industry source, constitute over one-third of the market, currently use private sector purchasing techniques to negotiate discounts with pharmaceutical, medical and surgical equipment manufacturers. The effective date of FASA has been delayed until April 1, 1997 pending further Congressional review as to the potential effect of the legislation. If FASA is ultimately implemented and the Federal Supply Schedules become available to a significantly larger number of hospitals and other health care providers, the Company believes that FASA might limit the Company's ability to obtain the pricing discounts currently received by the Company from many of its vendors. In addition, it is possible that many products now purchased under group purchasing contracts would be purchased under FASA. If the Company were unable to obtain such pricing discounts on its purchases, or if its customer base declined because of FASA, the Company's Purchase Connection business would be adversely affected.

LEGAL PROCEEDINGS

     On November 13, 1995, Steven Hypolite ("Plaintiff") filed a complaint against the Company in the Superior Court of California, County of Los Angeles Central District, Case No. HC138977. Plaintiff alleges that on November 10, 1994, the Company breached an alleged employment agreement by wrongfully terminating him. Plaintiff also alleges that the Company's action in terminating his employment constituted a breach of the covenant of good faith and fair dealing and constituted an intentional and negligent infliction of emotional distress. In addition, Plaintiff alleges that his termination by the Company was based on discrimination against him because of his race and in retaliation for his having taken a medical/disability leave. Plaintiff further alleges that, as a result of the Company's misrepresentations, he was prevented from obtaining employment with a prospective employer. The Complaint seeks general damages of $500,000 and punitive damages of $2 million, costs of suit and reasonable attorney fees. The Company denies all allegations of wrongdoing in the complaint and believes that such allegations are without merit. The Company intends to vigorously defend the action.

     The Company is also involved from time to time in various legal proceedings incidental to its business. In the opinion of the Company's management, no such pending litigation is likely to have a material adverse effect on the Company's business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The names, titles and ages of the executive officers and directors of the Company are as follows:

          NAME              AGE                      POSITION
------------------------    ---     -------------------------------------------
Paul Chopra                 48      Chairman of the Board, President and Chief
                                    Executive Officer
Umesh Malhotra              37      Chief Financial Officer and Assistant
                                    Secretary
Sandy D. Morford            42      Executive Vice President
Lisa Sokol                  40      Executive Vice President
David Manigault             38      Executive Vice President
David E. Langness           46      Senior Vice President, Communications
Ronnie J. Messenger(1)      51      Secretary, Treasurer and Director
Stephen W. Gamble(1)        66      Vice Chairman of the Board
James D. Barber(2)          41      Director
Michael I. Matsuura(2)      61      Director
Frederick C. Meyer(2)       56      Director
Lynn P. Reitnouer(1)        63      Director
Louis A. Simpson(1)         59      Director

---------------

(1) Member of the Compensation Committee

(2) Member of the Audit Committee

     Paul Chopra has served as President and Chief Executive Officer of the Company since 1993, has served as a director since 1984 and has served as Chairman of the Board since October 1996. Since 1994, Mr. Chopra has served as a director of HASC. From 1987 to December 31, 1995, he served as the Chief Financial Officer of HASC. From 1991 to 1993, he served as President and Chief Operating Officer of the Company and from 1987 to 1991 he served as its Executive Vice President and Chief Operating Officer. From 1983 to 1987, he served in various finance related positions with the Company. From 1981 to 1983, Mr. Chopra served as a management consultant with Cambridge Capital Consultants. From 1977 to 1980, Mr. Chopra served as Controller for Centronics Data Computer Corporation and from 1975 to 1977 Financial Planning Manager for Pepsi-Cola, Inc. Mr. Chopra is a director of SharePlan, a for-profit subsidiary of Hospital Council of Northern and Central California, which provides fee-for-service programs for hospitals and health care facilities. Pursuant to Mr. Chopra's employment agreement with the Company, the Company's Board of Directors will nominate Mr. Chopra for election to the Board by the Company's stockholders during the term of the employment agreement. See "-- Employment Agreement."

     Umesh Malhotra has served as Chief Financial Officer and Assistant Secretary of the Company since November 1995. From 1991 to 1995, he served as the Company's Controller and Vice President of Finance. From 1987 to 1990, Mr. Malhotra served as an auditor for Deloitte & Touche LLP in Los Angeles and from 1984 to 1986 served as a Chartered Accountant with Price Waterhouse in Great Britain.

     Sandy D. Morford has served as Executive Vice President of the Company since 1994. From 1979 to 1994, he served as a Senior Vice President of the Company.

     Lisa Sokol has served as Executive Vice President of the Company since 1995. From 1989 to 1995, she served as a Senior Vice President of the Company.

     David Manigault has served as Executive Vice President of the Company since November 1995, and its Chief Information Officer since 1984. He is currently Chairman of the Healthcare EDI Coalition, a trade group that establishes EDI pathways based on ANSI X-12 standards.

     David E. Langness has served as Senior Vice President, Communications of the Company since February 1996. From April 1986 to January 1996, Mr. Langness served as Vice President, Communications for HASC.

     Ronnie J. Messenger has served as a director of the Company since 1984 and as its Secretary and Treasurer since September 1995. Mr. Messenger has served as President and Chief Executive Officer of Paracelsus Healthcare Corporation, an owner and operator of hospitals and health care systems, since 1992. From 1984 to 1992, he served as its President and Chief Operating Officer. Prior to joining Paracelsus Healthcare Corporation, he served as Senior Executive Officer of National Medical Enterprises, which he joined in 1973. Mr. Messenger serves on the board of numerous health care organizations, including The Federation of American Health Systems and the California Hospital Association. He also serves as a member of the Board of Councilors of the University of Southern California.

     Stephen W. Gamble has served as a director of the Company since 1984. From 1984 to 1994, Mr. Gamble served as Chairman of the Board of the Company. From 1977 to 1994, Mr. Gamble served as the Chief Executive Officer of HASC. Mr. Gamble currently serves on the board of, or is a trustee of, numerous charitable organizations, including the AltaMed Foundation, the Gamble Endowment Fund for the National Health Foundation and Woodbury University.

     James D. Barber has served as a director of the Company since 1990. He has served as President and Chief Executive Officer of HASC since 1994. From 1989 to 1994, he served as Executive Vice President and Chief Operating Officer of HASC. Mr. Barber has also served as the Vice Chairman of the National Health Foundation since 1994.

     Michael I. Matsuura has served as a director of the Company since 1993. Mr. Matsuura has served as Executive Vice President, Treasurer and a Director of Saint Francis Healthcare System of Hawaii since 1994, and as President of St. Francis Healthcare Enterprises, Inc., its subsidiary organization, since 1990. He served in several positions, including Controller, Assistant Administrator, Administrator and Chief Financial Officer of Saint Francis Medical Center since 1966. Mr. Matsuura has also served as President of Medical Shared Services of Hawaii, a regional purchasing group, since 1988.

     Frederick C. Meyer has served as a director of the Company since 1988. Mr. Meyer is currently the President and Chief Executive Officer of Southern California Healthcare Systems, a Southern California nonprofit public benefit corporation that operates several affiliated hospitals in Southern California. From 1993 to 1995, he served as the Chief Operating Officer of Southern California Healthcare Systems. From 1985 to 1993, Mr. Meyer served as President and Chief Executive Officer of Methodist Hospital of Southern California, a general acute care hospital affiliated with Southern California Healthcare Systems. From 1988 to 1992, Mr. Meyer served as a director of HASC. Mr. Meyer currently serves on the board of Prime Health of Southern California and Voluntary Hospitals of America West, and also served as a director of several other nonprofit health care organizations, including California Association of Hospitals and Health Systems, Blue Cross of California and MetLife of California.

     Lynn P. Reitnouer has served as a director of the Company since 1985, and as Chairman of the Board from September 1995 to October 1996. Mr. Reitnouer has been a partner at Crowell, Weedon & Co., an investment firm, since 1969. He also has served as a director of Hollywood Park, Inc., a Nasdaq National Market company engaged in horse racing and entertainment, since 1991. Mr. Reitnouer has served as a director of Forest Lawn Memorial Parks Association since 1975, and as President since 1986. He has served as a Trustee of the University of California at Santa Barbara Foundation since 1992. From 1986 to 1988, he served as a Governor of the National Association of Securities Dealers, Inc.

     Louis A. Simpson became a director of the Company in September 1995. He has served as President and Chief Executive Officer, Capital Operations of GEICO Corporation since 1993. From 1985 to 1993, he served as Vice Chairman of the Board of GEICO Corporation. He is a director of Potomac Electric Power Company, Potomac Capital Investment Corporation, Salomon, Inc., Pacific American Income Shares, Inc., Western Asset Trust and Thompson PBE. Mr. Simpson also serves as a Trustee for the Woodrow Wilson National

Fellowship Foundation, a Regent of Loyola Marymount University and a member of the Endowment Committee of Ohio Wesleyan University.

CLASSIFIED BOARD OF DIRECTORS

     Pursuant to the terms of the Certificate of Incorporation of the Company, the Board of Directors is divided into three classes. One class holds office for a term expiring at the annual meeting of stockholders to be held in 1997, a second class holds office for a term expiring at the annual meeting of stockholders to be held in 1998 and a third class holds office for a term expiring at the annual meeting of stockholders to be held in 1999. Each director holds office for the term to which he is elected and until his successor is duly elected and qualified. Messrs. Barber, Matsuura and Meyer have terms expiring in 1997, Messrs. Gamble, Messenger and Simpson have terms expiring in 1998 and Messrs. Chopra and Reitnouer have terms expiring in 1999. At each annual meeting of the stockholders of the Company, the successors to the class of directors whose terms expire at such meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. See "-- Description of Capital Stock -- Classified Board of Directors and Related Provisions." The Board of Directors elects officers annually and, subject to the terms of any employment agreement, such officers serve at the discretion of the Board of Directors. See
"Management -- Employment Agreement."

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors currently has two committees: the Audit Committee and the Compensation Committee.

     The Audit Committee makes recommendations to the Board of Directors of the Company with respect to the Company's financial statements and the appointment of independent auditors, reviews significant audit and accounting policies and practices, meets with the Company's independent public accountants concerning, among other things, the scope of audits and reports and reviews the performance of overall accounting and financial controls of the Company.

     The Compensation Committee has the responsibility for reviewing the performance of the chief executive officer of the Company and recommending to the Board of Directors of the Company annual salary and bonus amounts for the chief executive officer. The Compensation Committee also administers the issuance of stock options and other awards under the Company's 1995 Stock Option Plan.

COMPENSATION OF DIRECTORS

     The Company pays an annual fee of $12,000 to its independent directors (directors who are not employees or officers of the Company). Directors who are employees or officers of the Company are not paid director's fees. The Company also reimburses directors for expenses incurred in connection with their activities on behalf of the Company. In addition, each independent director receives $1,000 for each meeting of the Board of Directors, or a committee meeting not held on the day the Board of Directors meets, he or she attends in person. On September 14, 1996, the Board of Directors instructed management to prepare a written stock option plan to, in part, substitute the issuance of options to non-employee directors in lieu of cash compensation.

     Directors are also eligible to participate in the Company's 1995 Stock Option Plan. Concurrently with the closing of the Company's initial public offering in February 1996, each non-employee director was granted an option to purchase 5,000 shares of Common Stock, with immediate vesting, and an option to purchase 2,500 shares of Common Stock on the first and second anniversary date of the effective date of the initial public offering, vesting as of each respective anniversary date, provided that each non-employee director continues to serve on the Board at the time of grant. The exercise price of the foregoing options was $9.00 per share. Except as stated above, any non-employee director who serves on the Committee is not eligible to receive grants of options. Mr. Chopra, a director employed as the Company's Chief Executive Officer and President, participates in the 1995 Plan as a key employee. See "-- 1995 Stock Option Plan".

     Since August 1994, Stephen W. Gamble, a director of the Company, has performed consulting services for the Company. Such services included introductions to potential customers, customer relations and assistance in selecting media placements for the Company's communications program. The aggregate remuneration paid to Mr. Gamble for such services was $50,000 in fiscal 1995 and $29,895 in fiscal 1996.

EXECUTIVE OFFICER COMPENSATION

     The following table sets forth certain information concerning compensation paid to the chief executive officer and each of the four other most highly compensated executive officers of the Company, whose total annual compensation exceeded $100,000 for services rendered to the Company for the fiscal year ended March 31, 1996 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                    ------------------
                                             ANNUAL COMPENSATION    NO. OF      LTIP
                                    FISCAL   -------------------    OPTIONS   PAYOUTS       ALL OTHER
   NAME AND PRINCIPAL POSITION       YEAR     SALARY     BONUS      GRANTED     (1)      COMPENSATION(2)
----------------------------------  ------   --------   --------    -------   --------   ---------------
Paul Chopra,                         1996    $265,008   $297,227    230,000   $     --       $16,377
  Chairman of the Board, President   1995     231,667     68,203         --    168,645        23,600
  and Chief Executive Officer        1994     200,016     58,740         --         --        23,884
Sandy D. Morford,                    1996     181,671      5,000     37,500         --        91,286
  Executive Vice President           1995     147,490     47,758         --         --        11,696
                                     1994     117,043         --         --         --        55,802
Lisa Sokol,                          1996     150,000      8,000     37,500         --        74,579
  Executive Vice President           1995     125,955     58,692         --         --        17,351
                                     1994     115,512        526         --         --        71,141
David Manigault,                     1996     118,031     20,000     27,500         --        35,172
  Executive Vice President
     and Chief Information Officer   1995      96,912     23,672         --         --         9,278
                                     1994      92,304     15,871         --         --        23,693
William J. Greenhouse,               1996     108,720     35,705     15,000         --        15,555
  Senior Vice President of           1995     101,172     18,019         --         --        14,994
  Corporate Development(3)           1994     100,104     19,000         --         --        14,158

---------------

(1) Pursuant to the Company's Executive Long Term Incentive Plan, $212,254 was paid to Mr. Chopra in June 1996, at which time the plan terminated.

(2) This amount includes Company contributions to its 401(k) Plan and Money Purchase Plan on account of such individuals, automobile allowances and sales commissions.

(3) Mr. Greenhouse resigned from the Company in August 1996.

     The following table sets forth information regarding grants of stock options in the fiscal year ended March 31, 1996 to certain executive officers.

                    STOCK OPTION GRANTS IN 1996 FISCAL YEAR

                                              INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                            ------------------------------------------------------          VALUE AT
                                          % OF TOTAL                                 ASSUMED ANNUAL RATES OF
                                           OPTIONS                                         STOCK PRICE
                                          GRANTED TO                                      APPRECIATION
                              NO. OF     EMPLOYEES IN      EXERCISE                    FOR OPTION TERM(4)
                             OPTIONS     1996 FISCAL        PRICE       EXPIRATION   -----------------------
           NAME             GRANTED(1)     YEAR(2)       PER SHARE(3)      DATE          5%          10%
--------------------------  ----------   ------------    ------------   ----------   ----------   ----------
Paul Chopra...............    230,000        49.5%           $9.00        02/22/06   $1,301,800   $3,298,200
Sandy D. Morford..........     37,500         8.1             9.00        02/22/06      212,250      537,750
Lisa Sokol................     37,500         8.1             9.00        02/22/06      212,250      537,750
David Manigault...........     27,500         5.9             9.00        02/22/06      155,650      394,350
William J.
  Greenhouse(5)...........     15,000         3.2             9.00        02/22/06       84,900      215,100

---------------

(1) Options have a maximum term of 10 years measured from the date of grant, subject to earlier termination upon the optionee's cessation of service with the Company. These options vest 25% on the date of grant and on each of the first through third anniversary dates of grant.

(2) Based on options to purchase 532,500 shares granted to employees in fiscal 1996, including the Named Executive Officers.

(3) The exercise price is equal to 100% of the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors.

(4) The potential realizable value is calculated based on the term of the option at its time of grant (10 years). It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the Securities and Exchange Commission (the "Commission") and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

(5) Mr. Greenhouse resigned from the Company in August 1996. Pursuant to the terms of the 1995 Plan, the Compensation Committee accelerated the vesting of the option previously granted to Mr. Greenhouse with respect to an aggregate of 7,500 shares of Common Stock and his option then terminated with respect to the remaining shares.

     The following table sets forth information regarding the exercise of stock options by certain executive officers during the fiscal year ended March 31, 1996 and the value of unexercised options at the end of fiscal 1996.

              AGGREGATED OPTION EXERCISES IN 1996 FISCAL YEAR AND
                        OPTION VALUES AT MARCH 31, 1996

                                                                                      VALUE OF
                                                                 NUMBER OF          UNEXERCISED
                                                                UNEXERCISED         IN-THE-MONEY
                                                                 OPTIONS AT          OPTIONS AT
                                                               MARCH 31, 1996    MARCH 31, 1996(1)
                                    NO. OF SHARES              --------------   --------------------
                                     ACQUIRED ON     VALUE      EXERCISABLE/        EXERCISABLE/
               NAME                   EXERCISE      REALIZED   UNEXERCISABLE       UNEXERCISABLE
----------------------------------  -------------   --------   --------------   --------------------
Paul Chopra.......................             --   $     --   57,500/172,500   $445,625/$1,336,875
Sandy D. Morford..................             --         --    9,375/28,125       72,656/217,969
Lisa Sokol........................             --         --    9,375/28,125       72,656/217,969
David Manigault...................             --         --    6,875/20,625       53,281/159,844
William J. Greenhouse(2)..........             --         --    3,750/11,250       29,063/87,188

---------------

(1) Based on the fair market value of the Company's Common Stock as of March 31, 1996 ($16.75) minus the exercise price of the options.

(2) Mr. Greenhouse resigned from the Company in August 1996. Pursuant to the terms of the 1995 Plan, the Compensation Committee accelerated the vesting of the option previously granted to Mr. Greenhouse with respect to an aggregate of 7,500 shares of Common Stock and his option then terminated with respect to the remaining shares.

EMPLOYMENT AGREEMENT

     On January 1, 1996 Paul Chopra, the Company's President and Chief Executive Officer, entered into a five year employment agreement with the Company. The term of the employment agreement will automatically extend for additional two year periods on each second anniversary of the effective date, so that at all times the term of the employment agreement is not less than three nor more than five years, unless a written notice of non-renewal is delivered by either party. The agreement is subject to earlier termination by Mr. Chopra or the Company with or without cause. The agreement provides for a minimum base salary of $265,000, and annual bonuses conditioned on the Company's achievement of certain performance criteria established by the Compensation Committee. The agreement also provides that during the agreement's term the Board will nominate Mr. Chopra for election to the Board by the Company's shareholders. If Mr. Chopra is terminated by the Company without cause, or if the agreement is not renewed by the Company, or Mr. Chopra elects to terminate for cause or following receipt of the Company's notice of non-renewal, or in the event of a change of control, the agreement provides that Mr. Chopra will receive as severance (i) a lump sum payment equal to three years of current base salary and bonuses, and (ii) employee benefits for the period ending three years following termination. Change of control is defined in the agreement as any person (other than an employee benefit plan of the Company or HASC) becoming a 33 1/3 percent or more holder of voting power of the voting securities of the Company, a merger or consolidation whereby the then current stockholders hold less than a majority of the voting power of the surviving entity, a complete liquidation or agreement for sale of all or substantially all of the assets of the Company or a change in the composition of the Board of Directors over any consecutive 36-month period which results in a majority of the Board being comprised of persons who were not nominated by the Board of Directors of the Company. Mr. Chopra may terminate the agreement for cause upon a material reduction of his duties, reporting relationships or authority, a reduction in compensation or benefits, or a relocation of the principal executive office of the Company outside of the Southern California area. Should any excise tax payments be due by Mr. Chopra by virtue of Section 4999 of the Internal Revenue Code for "excess parachute payments" due in the event of certain changes of ownership or control of the Company, the employment agreement provides that the Company shall pay such additional compensation as is necessary to put Mr. Chopra in the same after-tax position were no such excise tax paid or incurred. In the event severance payments are to be paid to Mr. Chopra, the employment agreement provides for the exchange of complete releases by each of the Company and Mr. Chopra.

1995 STOCK OPTION PLAN

     Pursuant to the Company's 1995 Stock Option Plan (the "1995 Plan"), certain officers, directors and other key employees of the Company are eligible to receive non-qualified options to purchase the Company's Common Stock. The 1995 Plan is administered by the Compensation Committee of the Board (the "Committee"). The maximum number of shares of Common Stock that may be issued pursuant to options granted under the 1995 Plan is 600,000. As of the date of this Prospectus, there were outstanding options to purchase 525,000 shares of Common Stock (net of cancellations).

     Under the 1995 Plan, key employees are eligible to be granted options under the 1995 Plan if so selected by the Committee in its absolute discretion. The number of shares subject to an option and the term and conditions, including the purchase price per share of Common Stock subject to each option, shall be set by the Committee; provided, however, that the exercise price shall not be less than the fair market value of the Common Stock as of the date the option is granted. No options granted under the 1995 Plan may be exercised after the expiration of ten years from the date it was granted. Options granted to non-employee directors vest immediately. See "-- Compensation of Directors". Options granted to key employees vest in accordance with the following schedule: (i) 25% upon the date of grant, (ii) 50% upon the first anniversary of the date of grant,
(iii) 75% upon the second anniversary of the date of the grant, and (iv) 100% upon the third anniversary of the date of the grant.

     Options granted under the 1995 Plan are generally non-transferable. In the event of any merger, consolidation, sale of all or substantially all of the assets of the Company or a liquidation involving the

Company, all granted or awarded options will immediately vest in the optionee. Concurrently with the closing of this offering, each option holder shall automatically become 50% vested in the nonvested portion of any options previously awarded.

     The 1995 Plan may be terminated at any time by the Board.

401(K) PLAN

     In October 1994, the Company adopted a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering employees of the Company (excluding certain hourly and commissioned employees) who have completed three months of service with the Company. Pursuant to the 401(k) Plan, an eligible employee may elect to defer from 1% to 15% of the total compensation that would otherwise be paid to such employees, not to exceed the amount allowed by applicable Internal Revenue Service regulations. The Company makes annual contributions to the 401(k) Plan on behalf of each participating eligible employee to match the first 3% of compensation deferred by such employee. Contributions made by the employee are fully vested and are not subject to forfeiture at any time. Company contributions vest over six years of service. The trustee of the 401(k) Plan invests aggregate contributions in any of several mutual funds directed by the employee. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees to the 401(k) Plan, and income earned on contributions, will not be taxable to employees until withdrawn, and so that the contributions by employees will be deductible by the Company when made. During the fiscal year ended March 31, 1996, the Company contributed an aggregate of $204,999 to the 401(k) Plan including the following contributions on behalf of the Named Executive Officers: Mr. Chopra, $4,688; Mr. Morford, $4,800; Ms. Sokol, $4,500; Mr. Manigault, $3,541; and Mr. Greenhouse, $3,246.

MONEY PURCHASE PLAN

     In January 1989, the Company adopted the Money Purchase Plan (the "Money Purchase Plan"), a retirement plan intended to qualify under Section 401(a) of the Internal Revenue Code, covering its employees other than certain hourly and commissioned employees. The Company makes monthly contributions to the Money Purchase Plan for each participating employee to participate ranging from 2.5% of total annual compensation for employees with one to ten years of service up to 10% of total annual compensation for employees of 30 or more years of service, not to exceed $30,000. The contributions are invested in any of several mutual funds directed by the employee. No contributions vest for any employee prior to completion of five years of service; thereafter, contributions are fully vested and not subject to forfeiture. During fiscal 1996, the Company contributed an aggregate of $208,642 to the Money Purchase Plan including the following contributions on behalf of the Named Executive Officers: Mr. Chopra, $7,813; Mr. Morford, $8,000; Ms. Sokol, $7,500; Mr. Manigault, $5,902; and Mr.
Greenhouse, $5,410.

EXECUTIVE LONG-TERM INCENTIVE PLAN

     The Executive Long-Term Incentive Plan (the "LTIP") was adopted by the Company in April 1993. Under the terms of the LTIP, Mr. Chopra is the only employee of the Company authorized to participate. The LTIP is administered jointly with HASC. The LTIP provides that Mr. Chopra shall be awarded a bonus if actual cumulative revenues of the Company for the period commencing April 1, 1993 through March 31, 1996 reach or exceed certain scheduled anticipated cumulative revenues. The bonus may range from $62,008 if actual performance exceeds the scheduled anticipated performance by not less than 1%, to $380,899 if actual performance exceeds the scheduled anticipated performance by 30% or more. Under the LTIP, at no time could the sum of all awards paid to all participants in the LTIP be greater than 6.5% of the Company's earnings before taxes and dividends. Pursuant to the LTIP, deferred compensation expenses amounted to $80,000 and $88,645 for fiscal years 1994 and 1995, respectively. Such amounts were paid to Mr. Chopra in November 1995. Pursuant to the LTIP, an additional $212,254 was paid to Mr. Chopra in June 1996, at which time the LTIP terminated.

LIMITATION ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability
(i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware Code or (iv) for any transaction from which the director derived an improper personal benefit.

     The Company's By-laws provide that the Company shall indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by law. The Company's By-laws also permit the Company to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person it is required or permitted to indemnify.

     The Company has entered into agreements with each of its directors and executive officers. These agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and officers.

     At present, there is no pending litigation or proceeding naming any director or executive officer of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that is likely to have a material adverse effect on the Company's business that might result in a claim for such indemnification.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     HASC is a regional trade association comprised of hospitals, integrated health systems, nursing homes and medical groups. HASC will own approximately 11% of the Company's Common Stock upon completion of this offering. The member organizations of HASC have been substantial consumers of the Company's products and services, accounting for 33% of the Company's revenues for fiscal 1996. HASC and the Company shared corporate offices and administrative services from 1976 until September 1, 1996, when the Company moved its corporate offices to separate facilities. In connection with the Company's relocation, HASC and the Company entered into a three-year administrative services agreement. This agreement is terminable on ninety days notice and provides that HASC will pay the Company a fee for specified administrative services to be provided by the Company, including accounting and financing, human resources and certain office services support. This fee is subject to annual adjustment by the cost of living index. In fiscal 1996, this fee was $299,000.

     Mr. Barber, a director of the Company and a member of the Audit Committee, is the President and Chief Executive Officer and a director of HASC. Mr. Chopra, the President and Chief Executive Officer of the Company, is also a director of HASC and, from 1987 to December 31, 1995, served as the Chief Financial Officer of HASC. Mr. Chopra has received no compensation for his services as a director or the Chief Financial Officer of HASC. Mr. Malhotra, the Chief Financial Officer and Assistant Secretary of the Company, has served since January 1, 1996 as the Chief Financial Officer of HASC without compensation.

     Three of the Company's directors are also executive officers of entities which own or control customers of the Company's services. Mr. Meyer is the president of Southern California Healthcare System, which has three affiliated hospitals and four skilled nursing facilities. Mr. Matsuura is the executive vice president of St. Francis Healthcare System of Hawaii. Mr. Messenger is the president of Paracelsus Healthcare Corporation, which owns and operates 21 acute care hospitals and four skilled nursing facilities hospitals. The transactions of the Company with the organizations with which these directors are affiliated are on the same terms and conditions as those the Company makes available to its other customers.

     On December 5, 1995 the Company entered into a Revolving Credit Agreement with 1st Business Bank for a credit facility of $2.0 million through June 30, 1996 (subsequently extended to June 30, 1997) at the prime interest rate. HASC unconditionally guaranteed the payment of the revolving credit loans when due, whether upon maturity or acceleration. The bank released HASC from such guarantee upon the consummation of the initial public offering of the Company's Common Stock whereby HASC's shares of the Company's voting stock fell below 50%.

     The Company has entered into an employment agreement with Mr. Chopra, its President and Chief Executive Officer. See "Management -- Employment Agreement."

     On September 11, 1996, Mr. Chopra exercised options granted pursuant to the 1995 Stock Option Plan of the Company for 15,000 shares of Common Stock at a price of $9.00 per share, or $135,000 in the aggregate.

     Since August 1994, Stephen W. Gamble, a director of the Company, has performed consulting services for the Company. The aggregate remuneration paid to Mr. Gamble for such services was $50,000 in fiscal 1995 and $29,895 in fiscal 1996. See "Management -- Compensation of Directors."

     The Company has entered into indemnification agreements with each of its directors and executive officers. Such agreements require the Company to indemnify such individuals to the fullest extent permitted by Delaware law. See "Management -- Limitation on Liability and Indemnification of Officers and Directors."

     Lynn P. Reitnouer, a director of the Company, is a General Partner of Crowell, Weedon & Co., which is one of the Representatives of the Underwriters of this offering. See "Underwriting."

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of Common Stock of the Company as of September 30, 1996, and as adjusted to reflect the sale of Common Stock offered hereby for (i) each person known by the management of the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the executive officers, (iv) the Selling Stockholder and
(v) all directors and executive officers of the Company as a group.

                                                                               SHARES
                                                                            BENEFICIALLY                           SHARES
                                                                             OWNED AFTER                        BENEFICIALLY
                                                                             OFFERING IF                         OWNED AFTER
                                   SHARES BENEFICIALLY                     OVER-ALLOTMENT                     OFFERING IF OVER-
                                     OWNED PRIOR TO                          OPTION NOT                       ALLOTMENT OPTION
                                       OFFERING(1)          NUMBER OF      EXERCISED(1)(2)      NUMBER OF      EXERCISED(1)(2)
                                  ---------------------      SHARES       -----------------      SHARES       -----------------
        NAME AND ADDRESS           NUMBER       PERCENT   BEING OFFERED   NUMBER    PERCENT   BEING OFFERED   NUMBER    PERCENT
        ----------------          ---------     -------   -------------   -------   -------   -------------   -------   -------
Healthcare Association of
  Southern California...........  1,053,030(4)    23.0%      380,344      672,686     11.1%           --      672,686     10.6%
  201 N. Figueroa Street,
  Suite 400
  Los Angeles, California 90012
LGT Asset Management, Inc.(3)...    524,400       11.4            --      524,400      8.6            --      524,400      8.3
  50 California Street,
  27th Floor
  San Francisco, CA 94111-4624
Hospital Council Coordinated
  Programs, Inc.................     58,970        1.3        19,656       39,314        *            --       39.314        *
  2333 Camino Del Rio South,
  Suite 200
  San Diego, CA 92108-3607
Louis A. Simpson(2).............     50,000        1.1            --       50,000        *            --       50,000        *
Paul Chopra(2)..................     42,500          *            --      128,750      2.1        20,000      108,750      1.7
Ronnie J. Messenger(2)..........     20,000          *            --       20,000        *            --       20,000        *
James D. Barber(2)..............     12,000          *            --       12,000        *            --       12,000        *
Sandy D. Morford(2).............      9,375          *            --       23,438        *            --       23,438        *
Lisa Sokol(2)...................      9,375          *            --       23,438        *            --       23,438        *
Stephen W. Gamble(2)............      9,000          *            --        9,000        *            --        9,000        *
Umesh Malhotra(2)...............      6,875          *            --       17,188        *         3,000       14,188        *
Lynn P. Reitnouer(2)............      5,000          *            --        5,000        *            --        5,000        *
Michael I. Matsuura(2)..........      5,000          *            --        5,000        *            --        5,000        *
Frederick C. Meyer(2)...........      5,000          *            --        5,000        *            --        5,000        *
David E. Langness(2)............      3,750          *            --        9,375        *            --        9,375        *
David Manigault(2)..............      1,875          *            --       12,188        *         2,000       10,188        *
All directors and executive
  officers as a group (13
  persons)(2)...................    179,750        3.8            --      320,377      5.0            --      295,377      4.5

---------------

 *  Represents beneficial ownership of less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable, or become exercisable within 60 days following the anticipated closing date of this offering, are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Represents shares which may be acquired within 60 days pursuant to options granted under the 1995 Plan and, with respect to the following individuals, shares owned directly and beneficially: Mr. Simpson, 45,000 shares; Mr. Messinger, 15,000 shares; Mr. Barber, 7,000 shares; and Mr. Gamble, 4,000 shares. Concurrently with the closing of this offering, holders of outstanding options granted pursuant to the 1995 Stock Option Plan of the Company automatically become 50% vested in the nonvested portion of such options. Shares issuable upon exercise of such options were included in computing the number of shares beneficially owned after this offering.

(3) Based on a Schedule 13D filing dated as of October 4, 1996.

(4) Such shares are voted by the Board of Directors of HASC which consists of 17 members, two of whom are also directors of the Company.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $0.01 par value, and 2,000,000 shares of Preferred Stock, $0.01 par value (the "Preferred Stock").

COMMON STOCK

     As of September 30, 1996, there were 4,582,000 shares of Common Stock outstanding and held by 23 stockholders of record.

     The holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. The holders of Common Stock are not entitled to cumulative voting rights with respect to the election of directors, and as a result, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of the liquidation or dissolution of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference, if any, of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding Common Stock is, and the Common Stock to be sold by the Company in this offering will be, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors is authorized, without further action by the stockholders, to issue up to 2,000,000 shares of Preferred Stock in one or more series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. Although it presently has no intention to do so, the Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. At present, the Company has no plans to issue any of the Preferred Stock.

WARRANTS

     As of September 30, 1996 there were warrants outstanding to purchase 150,000 shares of Common Stock at an exercise price of $10.80 per share (the "Warrants"). The Warrants were sold to Needham & Company, Inc. and Wedbush Morgan Securities for $0.01 per share in connection with the Company's initial public offering. The Warrants are exercisable from February 22, 1997 through February 22, 2001. The Company has granted certain registration rights to the holders of the Warrants. See "-- Registration Rights."

REGISTRATION RIGHTS

     Pursuant to registration rights agreement with the Company, HASC and HCCP who will hold an aggregate of 712,000 shares of Common Stock following this offering, will have certain rights with respect to registration of such shares of Common Stock under the Securities Act. Under the terms of the agreement, if the Company proposes to register any of its securities under the Securities Act for its own account or for the account of others, such stockholders are entitled to include such shares therein, subject to the right of Needham & Company, Inc. to exclude some or all of the shares for marketing reasons.

     The Warrants provide the holders thereof certain rights with respect to registration of shares which could be received upon exercise of the Warrants. Under the terms of the agreements, under certain conditions, the holders of the Warrants may require the Company to register the shares of Common Stock that could be issued upon exercise of the Warrants. Moreover, if the Company proposes to register any of its securities under the Securities Act for its own account or for the account of others, the holders of the Warrants are entitled to elect to include in such registration the shares issuable upon exercise of the Warrants.

CLASSIFIED BOARD OF DIRECTORS AND RELATED PROVISIONS

     The Company's Certificate of Incorporation provides that the Board of Directors is divided into three classes, and that the directors serve staggered terms of three years each. See "Management." The purpose of the classified board is to promote conditions of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors, by insuring that in the ordinary course, at least two-thirds of the directors will at all times have at least one year's experience as directors. The classified board structure may prevent stockholders who do not approve of the policies of the Board of Directors from removing a majority of the Board of Directors at a single annual meeting, because it will normally take two annual meetings of stockholders to elect a majority of the Board. Directors of the Company may be removed from office by stockholders prior to the expiration of their terms only for cause and only by the affirmative vote of 67% of the total voting power of all outstanding securities of the Company entitled to vote generally in the election of directors.

DELAWARE ANTI-TAKEOVER LAW

     The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years from the date the stockholder becomes an interested stockholder unless the transaction is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

SPECIAL VOTING REQUIREMENTS

     Delaware law generally requires the approval of a corporation's board of directors and the subsequent affirmative vote of a majority of the shares entitled to vote on the subject matter to amend the Certificate of Incorporation of a Delaware corporation, unless the Certificate of Incorporation requires a greater percentage. The Company's Certificate of Incorporation requires the affirmative vote of 67% of the total voting power of all outstanding securities for certain amendments to the Company's Certificate of Incorporation (e.g., power of the Board of Directors to amend the By-laws, 67% stockholder vote required to amend the By-laws, classified and staggered board, authority of the board to fill vacancies, right to remove directors only for cause, prohibition on stockholder action by written consent, limitation on right to call special stockholder meetings) and for any amendment of or adoption of any bylaw provisions.

OTHER PROVISIONS RELATING TO STOCKHOLDERS

     The Company's By-laws also contain provisions requiring that special meetings of stockholders may be called only by the Board of Directors. In addition, any action taken by the stockholders of the Company must be effected at an annual or special meeting of stockholders and may not be taken by written consent.

TRANSFER AGENT AND REGISTRAR

     Chase Mellon Bank is the transfer agent and registrar for the Company's Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock.

     Upon completion of this offering, the Company will have 6,082,000 shares of Common Stock outstanding. Of such shares, (i) 5,370,000 shares (consisting of the 1,900,000 shares offered hereby, the 3,450,000 shares sold in the Company's initial public offering and 20,000 shares issued upon the exercise of options) will be freely tradeable in the public market and (ii) 712,000 shares held by HASC and HCCP are "restricted securities" within the meaning of Rule 144 of the Securities Act (the "Restricted Stock"). The Restricted Stock will be eligible for sale upon the expiration of agreements by the two founding stockholders not to sell such shares until February 17, 1998 without the prior written consent of the representatives of the underwriters in the Company's initial public offering. The Company's directors and executive officers have agreed not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of the representatives of the Underwriters. The Company's directors and executive officers currently hold an aggregate of 71,000 shares of Common Stock and options to purchase 390,000 shares of Common Stock (of which 286,875 will be exercisable and available for sale upon the expiration of the 180-day lock-up period).

     In general, under Rule 144 as currently in effect, an affiliate of the Company, or stockholder (or stockholders whose shares are aggregated) who has beneficially owned restricted securities for at least two but less than three years, will be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of then outstanding shares of Common Stock (approximately 6,080 shares immediately after this offering) or (ii) the average weekly trading volume during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information about the Company. A stockholder (or stockholders whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least three years is entitled to sell such shares under Rule 144(k) without regard to the limitations described above.

     A total of 600,000 shares of Common Stock have been reserved for issuance pursuant to the 1995 Plan. Options to purchase 525,000 shares of Common Stock (net of cancellations) have been granted and are outstanding under the 1995 Plan. See "Management -- 1995 Stock Option Plan." Subsequent to the closing of this offering, the Company intends to file a registration statement under the Securities Act to register shares of Common Stock reserved for issuance under the 1995 Plan, thus permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act. Such registration statement will become effective immediately upon filing.

                                  UNDERWRITING

     Under the terms and subject to the conditions of the Underwriting Agreement, the Underwriters named below, for whom Needham & Company, Inc., Oppenheimer & Co., Inc. and Crowell, Weedon & Co. are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company and the Selling Stockholders, and the Company and the Selling Stockholders have agreed to sell to each Underwriter, the aggregate number of shares of Common Stock set forth opposite their respective names in the table below. The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the shares of Common Stock are subject to certain conditions precedent, and that the Underwriters are committed to purchase and pay for all shares if any shares are purchased.

                                 UNDERWRITER                           NUMBER OF SHARES
        -------------------------------------------------------------  ----------------
        Needham & Company, Inc. .....................................
        Oppenheimer & Co., Inc. .....................................
        Crowell, Weedon & Co. .......................................
                                                                         -----------
             Total...................................................      1,900,000
                                                                         ===========

     The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the offering price set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriters) at such price less a concession not in excess of
$          per share. The Underwriters may allow, and such dealers may reallow, a concession to certain other dealers (who may include the Underwriters) not in
excess of $          per share. After the offering to the public, the offering
price and other selling terms may be changed by the Representatives.

     The Company and certain of the Selling Stockholders have granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 285,000 shares of Common Stock at
$       per share, less the underwriting discounts and commissions, set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby. To the extent the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares of Common Stock to be purchased by such Underwriter as shown in the above table bears to the total shown.

     In the Underwriting Agreement, the Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act, or to contribute payments that the Underwriters may be required to make in respect thereof.

     In connection with this offering, certain Underwriters and selling group members (if any) may engage in passive market making transactions in the Common Stock on the Nasdaq National Market immediately prior to the commencement of the sale of shares in this offering, in accordance with Rule 10b-6A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Passive market making consists of displaying bids on Nasdaq limited by the bid prices of market makers not connected with the offering and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited in amount to 30% of the passive market maker's average daily trading volume in the Common Stock during a period of two months prior to the filing with the Securities and Exchange Commission of the Registration Statement of which this Prospectus is a part and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

     The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     HASC and HCCP have agreed that, without the prior written consent of the representatives of the underwriters in the Company's initial public offering, they will not, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible or exchangeable therefor for two years after the date of this Prospectus, subject to certain exceptions upon exercise of such stockholders' registration rights. See "Description of Capital Stock -- Registration Rights."

     The Company's directors and officers have agreed that, without the prior written consent of the Representatives, they will not, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible or exchangeable therefor for 180 days after the date of this Prospectus.

     The Company has agreed that, without the prior written consent of the Representatives, it will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible or exchangeable therefor for a period of 180 days following the date of this Prospectus other than shares or options issued under the 1995 Plan.

     Under the Rules of the National Association of Securities Dealers, Inc. ("NASD"), when an NASD member such as Crowell, Weedon & Co. participates in the distribution of equity securities of an affiliate, the public offering price can be no higher than that recommended by a "qualified independent underwriter" (as defined in NASD Rule 2720) (a "QIU") meeting certain standards. Lynn P. Reitnouer, a director of the Company, is a general partner of Crowell, Weedon & Co. Based on Mr. Reitnouer's involvement with the Company, the Company may be considered an affiliate of Crowell, Weedon & Co. Accordingly, Needham & Company, Inc. has agreed to serve as QIU in this offering and to recommend a price in compliance with the Rules of the NASD.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Musick, Peeler & Garrett LLP, Los Angeles, California. Certain legal matters relating to this offering will be passed upon for the Underwriters by Cooley Godward LLP, San Diego, California.

                                    EXPERTS

     The financial statements and related financial statement schedule of the Company as of March 31, 1995 and 1996 and for each of the three years in the period ended March 31, 1996, included in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information set forth in the Registration Statement and the exhibits and schedules filed therewith. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, Suite 1300 New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission upon payment of the prescribed fees.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. Such reports and other information can be inspected and copies of such material can be obtained upon payment of prescribed rates at the public reference facilities maintained by the Commission at the Public Reference Section, 450 Fifth Street N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission; the address of the Commission's Web site is http://www.sec.gov. The shares of the Company's Common Stock are included on the Nasdaq National Market under the symbol CHRI; reports, proxy and information statements and other information concerning the Company can be inspected at such exchange.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Independent Auditors' Report..........................................................  F-2
Consolidated Balance Sheets at March 31, 1995 and 1996 and at June 30, 1996
  (unaudited).........................................................................  F-3
Consolidated Statements of Income for the Three Years Ended March 31, 1996 and for the
  Three Month Periods Ended June 30, 1995 and 1996 (unaudited)........................  F-4
Consolidated Statements of Stockholders' Equity for the Three Years Ended March 31,
  1996 and the Three Month Period Ended June 30, 1996 (unaudited).....................  F-5
Consolidated Statements of Cash Flows for the Three Years Ended March 31, 1996 and the
  Three Month Periods Ended June 30, 1995 and 1996 (unaudited)........................  F-6
Notes to Consolidated Financial Statements............................................  F-7

                          INDEPENDENT AUDITORS' REPORT
                  ON FINANCIAL STATEMENT SCHEDULE AND EXHIBIT

Board of Directors and Stockholders of
  COHR Inc. and subsidiary
Los Angeles, California:

     We have audited the accompanying consolidated balance sheets of COHR Inc. and subsidiary (the "Company") as of March 31, 1995 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1996. Our audits also included the financial statement schedule and exhibit listed in the Index at Item 16. These financial statements, financial statement schedule and exhibit are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements, financial statement schedule and exhibit based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of March 31, 1995 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 1996 in conformity with generally accepted accounting principles. Also, in our opinion, such additional financial statement schedule and exhibit, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Deloitte & Touche LLP

Los Angeles, California
May 24, 1996

                            COHR INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

            MARCH 31, 1995 AND 1996 AND AT JUNE 30, 1996 (UNAUDITED)
                (DOLLARS IN THOUSANDS, EXCEPT NUMBER OF SHARES)

                                ASSETS (Note 10)

                                                                   MARCH 31,
                                                              -------------------      JUNE 30,
                                                               1995        1996          1996
                                                              -------     -------     -----------
                                                                                      (UNAUDITED)
Current Assets:
  Cash and cash equivalents.................................  $ 4,453     $19,314       $13,181
  Accounts Receivable:
     Trade, net of allowance for doubtful accounts of $773
       (1995) and $835 (1996)...............................    8,441      12,644        14,491
     Other..................................................      751       1,233         1,379
  Inventory.................................................    1,999       3,486         4,273
  Prepaid expenses and other................................      446         620         1,236
  Deferred income tax asset (Note 5)........................      749         806           891
                                                              -------     -------       -------
          Total current assets..............................   16,839      38,103        35,451
Equipment and improvements, net (Note 3)....................    2,727       3,718         4,607
Intangible assets, net of accumulated amortization of $113
  (1995) $280 and (1996) (Note 4)...........................    1,967       2,530         4,970
Other assets................................................       80         121           275
                                                              -------     -------       -------
Total.......................................................  $21,613     $44,472       $45,303
                                                              =======     =======       =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable -- trade.................................  $ 1,365     $ 2,092       $ 1,544
  Accrued expenses (Note 7).................................    1,988       3,372         3,090
  Accrued liabilities -- COHR MasterPlan....................    4,636       4,498         3,516
  Deferred revenue (Note 10)................................    4,242       4,586         3,755
  Income tax liability (Note 5).............................      360          --           716
  Current portion of long-term debt (Notes 4 and 6).........      121          85           356
                                                              -------     -------       -------
          Total current liabilities.........................   12,712      14,633        12,977
Deferred income tax liability, Net (Note 5).................      342         448           487
Deferred compensation (Note 7)..............................      169          --            --
Long-term debt (Notes 4 and 6)..............................      528         276         1,793
Long-term deferred rent (Note 10)...........................      592          --            --
Commitments and Contingencies (Note 10)
Stockholders' Equity (Note 9):
  Preferred stock, $.01 par value; 2,000,000 shares
     authorized;
     no shares issued and outstanding
  Common stock, $.01 par value; 20,000,000 shares
     authorized; 2,112,000 (1995) and 4,562,000 (1996)
     shares issued and outstanding..........................      844         869           869
  Additional paid-in capital................................    2,179      22,104        22,104
  Retained earnings.........................................    4,247       6,142         7,073
                                                              -------     -------       -------
          Total stockholders' equity........................    7,270      29,115        30,046
                                                              -------     -------       -------
Total.......................................................  $21,613     $44,472       $45,303
                                                              =======     =======       =======

                See notes to consolidated financial statements.

                            COHR INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                    FOR THE THREE YEARS ENDED MARCH 31, 1996
    AND FOR THE THREE MONTH PERIODS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                   THREE MONTHS
                                                        FISCAL YEAR ENDED              ENDED
                                                            MARCH 31,                JUNE 30,
                                                   ---------------------------   -----------------
                                                    1994      1995      1996      1995      1996
                                                   -------   -------   -------   -------   -------
                                                                                    (UNAUDITED)
Revenues.........................................  $25,643   $43,660   $66,254   $15,369   $20,465
Direct operating expenses........................   16,870    30,099    48,195    11,075    14,720
                                                   -------   -------   -------   -------   -------
Gross profit.....................................    8,773    13,561    18,059     4,294     5,745
Selling, general and administrative expenses
  (Note 2).......................................    7,309    11,523    14,559     3,560     4,417
                                                   -------   -------   -------   -------   -------
Operating income.................................    1,464     2,038     3,500       734     1,328
Interest income..................................      127       137       155        26       232
Interest expense.................................       --       (42)      (30)       --        (9)
                                                   -------   -------   -------   -------   -------
Income before income taxes.......................    1,591     2,133     3,625       760     1,551
Provision for income taxes (Note 5)..............      645       765     1,483       303       620
                                                   -------   -------   -------   -------   -------
Net income.......................................  $   946   $ 1,368   $ 2,142   $   457   $   931
                                                   =======   =======   =======   =======   =======
Net income per share.............................  $  0.45   $  0.65   $  0.88   $  0.22   $  0.19
                                                   =======   =======   =======   =======   =======
Weighted average number of common stock and
  common stock equivalents outstanding during
  the period.....................................    2,112     2,112     2,428     2,112     4,802

                See notes to consolidated financial statements.

                            COHR INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                    FOR THE THREE YEARS ENDED MARCH 31, 1996
           AND THE THREE MONTH PERIOD ENDED JUNE 30, 1996 (UNAUDITED) (DOLLARS IN THOUSANDS, EXCEPT NUMBER OF SHARES AND DIVIDENDS PER SHARE)

                                                                                                 TOTAL
                                                     COMMON STOCK      ADDITIONAL                STOCK-
                                                  ------------------    PAID-IN     RETAINED    HOLDERS'
                                                   SHARES     AMOUNT    CAPITAL     EARNINGS     EQUITY
                                                  ---------   ------   ----------   ---------   --------
Balance, April 1, 1993..........................  2,112,000    $844      $ 2,179      $2,396     $ 5,419
  Dividend paid to parent company -- $2,150 per
     share......................................         --      --           --        (227)       (227)
  Net income....................................         --      --           --         946         946
                                                  ---------    ----      -------      ------     -------
Balance, March 1, 1994..........................  2,112,000     844        2,179       3,115       6,138
  Dividend paid to parent company -- $2,225 per
     share......................................         --      --           --        (236)       (236)
  Net income....................................         --      --           --       1,368       1,368
                                                  ---------    ----      -------      ------     -------
Balance, March 31, 1995.........................  2,112,000     844        2,179       4,247       7,270
  Net proceeds from sale of common stock through
     an initial public offering (Note 9)........  2,450,000      25       19,925          --      19,950
  Dividend paid to parent company -- $2,350 per
     share......................................         --      --           --        (247)       (247)
  Net income....................................         --      --           --       2,142       2,142
                                                  ---------    ----      -------      ------     -------
Balance, March 31, 1996.........................  4,562,000     869       22,104       6,142      29,115
  Net income....................................         --      --           --         931         931
                                                  ---------    ----      -------      ------     -------
Balance, June 30, 1996 (unaudited)..............  4,562,000    $869      $22,104      $7,073     $30,046
                                                  =========    ====      =======      ======     =======

                See notes to consolidated financial statements.

                            COHR INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                    FOR THE THREE YEARS ENDED MARCH 31, 1996
    AND FOR THE THREE MONTH PERIODS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                       FISCAL YEAR ENDED            THREE MONTHS ENDED
                                                                           MARCH 31,                     JUNE 30,
                                                                -------------------------------     -------------------
                                                                 1994        1995        1996        1995        1996
                                                                -------     -------     -------     -------     -------
                                                                                                        (UNAUDITED)
Cash Flows From Operating Activities:
  Net income..................................................  $   946     $ 1,368     $ 2,142     $   457     $   931
                                                                -------     -------     -------     -------     -------
  Adjustments to Reconcile Net Income to Net Cash (Used In)
    Provided by Operating Activities:
    Depreciation and amortization.............................      502         691         838         214         251
    Provision for losses on accounts receivable...............      149          31          62          18          62
    Deferred income tax (benefit) provision...................   (1,201)       (181)         49          --          --
    Long term deferred rent...................................     (329)       (369)       (592)         --          --
    Changes in Assets and Liabilities, Net of Effect of
      Acquisitions of Certain Assets:
      Accounts Receivable:
         Trade................................................   (1,200)     (3,611)     (4,265)         36      (1,055)
         Other................................................     (281)        237        (482)        640        (138)
      Inventory...............................................     (492)       (695)     (1,078)       (554)       (448)
      Prepaid expenses and other..............................     (388)         93        (174)         25        (174)
      Other assets............................................        4         (20)        (41)        (35)       (593)
      Accounts payable -- trade...............................      101         483         727        (742)       (877)
      Accrued expenses........................................      154        (128)      1,234         163        (373)
      Accrued liabilities -- COHR MasterPlan..................      521         797        (138)       (233)       (982)
      Deferred revenue........................................      213       3,465         344        (208)       (831)
      Income taxes liability..................................    1,046        (735)       (360)        (17)        589
      Deferred compensation...................................       80          89        (169)         --          --
                                                                -------     -------     -------     -------     -------
         Total adjustments....................................   (1,121)        147      (4,045)       (693)     (4,569)
                                                                -------     -------     -------     -------     -------
         Net cash (used in) provided by operating
           activities.........................................     (175)      1,515      (1,903)       (236)     (3,638)
                                                                -------     -------     -------     -------     -------
Cash Flows From Investing Activities:
  Capital expenditures........................................     (650)       (465)     (1,427)       (141)       (245)
  Payment for acquisition of certain assets...................     (480)     (1,293)     (1,387)         --      (2,889)
                                                                -------     -------     -------     -------     -------
         Net cash used in investing activities................   (1,130)     (1,758)     (2,814)       (141)     (3,134)
                                                                -------     -------     -------     -------     -------
Cash Flows From Financing Activities:
  Payment of dividends to parent company......................     (227)       (236)       (247)         --          --
  Issuance of long term debt..................................       --          --          --          --       1,050
  Repayment of loan payable...................................       --        (221)         --          --          --
  Payments and current maturities on long-term debt, net......       --         (21)       (125)        (10)       (411)
  Net proceeds from sale of common stock......................       --          --      19,950          --          --
                                                                -------     -------     -------     -------     -------
         Net cash (used in) provided by financing
           activities.........................................     (227)       (478)     19,578         (10)        639
                                                                -------     -------     -------     -------     -------
Net (decrease) increase in cash and cash equivalents..........   (1,532)       (721)     14,861        (387)     (6,133)
Cash and cash equivalents, beginning of period................    6,706       5,174       4,453       4,453      19,314
                                                                -------     -------     -------     -------     -------
Cash and cash equivalents, end of period......................  $ 5,174     $ 4,453     $19,314     $ 4,066     $13,181
                                                                =======     =======     =======     =======     =======
Supplemental Disclosures of Cash Flow Information -- Cash Paid
  During the Period for:
  Income taxes................................................  $   802     $ 1,680     $ 1,843     $   320          --
                                                                =======     =======     =======     =======     =======
  Interest....................................................       --     $     5     $    37          --     $     9
                                                                =======     =======     =======     =======     =======
Details of Businesses or Assets Acquired at Fair Value are as
  Follows:
  Current assets..............................................  $    47     $   475     $   409          --     $ 1,256
  Equipment...................................................      218         228         235          --         872
  Goodwill and other intangibles..............................      215       1,865         893          --       2,497
                                                                -------     -------     -------     -------     -------
                                                                    480       2,568       1,537          --       4,625
  Liabilities assumed.........................................       --         600          --          --       1,736
  Debt issued for acquisitions................................       --         675         150          --          --
                                                                -------     -------     -------     -------     -------
  Net cash paid for acquisitions..............................  $   480     $ 1,293     $ 1,387          --     $ 2,889
                                                                =======     =======     =======     =======     =======

                See notes to consolidated financial statements.

                            COHR INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR EACH OF THE YEARS ENDED MARCH 31, 1994, 1995 AND 1996

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Business Description -- COHR Inc. and subsidiary (the "Company") provides fee-for-service products and services to hospitals and other health care providers (see Note 12 for information relating to the Company's business segments).

     The Company was formerly a majority owned subsidiary of Healthcare Association of Southern California ("HASC"). Effective February 16, 1996, the Company became a publicly held company at which time HASC became a minority shareholder (see Note 9).

     Basis of Presentation -- The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, COHR MasterPlan (India) Private Limited, located in New Delhi, India. The operations of the subsidiary began in May 1995 and are deemed immaterial to the consolidated financial statements as a whole. All intercompany accounts and transactions have been eliminated.

     Use of Estimates -- The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts in the consolidated financial statements and accompanying notes. Actual results could differ from the estimates.

     Cash Equivalents -- The Company considers all highly liquid investments purchased with initial maturities of three months or less to be cash equivalents. The Company actively evaluates the creditworthiness of the financial institutions with which it invests.

     Inventory -- Inventory, consisting primarily of medical equipment repair parts, is stated at the lower of cost or market, cost being determined on the first-in, first-out basis.

     Equipment and Improvements -- Equipment and improvements are stated at cost, net of accumulated depreciation and amortization. Depreciation of furniture and equipment and amortization of improvements is provided for using the straight-line method over the estimated useful lives of the respective assets, as follows:

                Computer equipment and software...........  5 years
                Office furniture and equipment,
                  automobile..............................  3 to 7 years
                Technical equipment.......................  5 to 10 years
                Leasehold improvements....................  Shorter of lease term or useful
                                                              life

     Intangible Assets -- Goodwill and other purchased intangible assets are stated at amortized cost and amortized on a straight-line basis over 15 years. The projection of undiscounted future cash flows of the operations are evaluated at each reporting period in assessing the recoverability of goodwill and other purchased intangibles.

     Accrued Liabilities -- COHR MasterPlan and Deferred Revenue -- The COHR MasterPlan is a program whereby the Company contracts with hospitals on an annual basis to manage the hospitals' equipment maintenance and repairs. The Company bills the hospitals in advance, and revenues on those contracts are recognized over the contract period. On a monthly basis, an accrual is recorded for the estimated expense on these contracts for expenses that have been incurred. When actual repairs or maintenance are paid for, the accrued liability account is reduced to the actual cost incurred. Losses, if any, on maintenance contracts are recorded when known.

                            COHR INC. AND SUBSIDIARY

           FOR EACH OF THE YEARS ENDED MARCH 31, 1994, 1995 AND 1996

     Income Taxes -- The asset and liability approach is applied in accounting for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are recorded to reflect the future tax consequences of events that have been recognized in the Company's financial statements but have not yet been recognized for tax purposes. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to years in which the differences are expected to affect taxable income. A valuation allowance is established, when necessary, to reduce deferred income tax assets to the amount expected to be realized. The provision for income taxes is the tax payable or refundable for the year adjusted for the change during the year in deferred income taxes.

     Fair Value of Financial Instruments -- The Company adopted the provisions of SFAS No. 107, "Fair Value of Financial Instruments." The fair values of cash and cash equivalents approximate their carrying values due to the short-term nature of such instruments. The fair values of other financial instruments including accounts receivable, notes payable, accounts payable, accounts payable -COHR MasterPlan and deferred revenue, are deemed not to be materially different from the carrying values. Such fair values were determined by discounting future cash flows using the current interest rate at the reporting date.

     Impairment of Long-Lived Assets -- In accordance with the provisions of SFAS No. 121, the Company regularly reviews long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount to the asset may not be recoverable. No impairment losses were required for the year ended March 31, 1996.

     Current Accounting Pronouncements -- The Financial Accounting Standards Board has issued SFAS No. 123, "Accounting for Stock-Based Compensation," which encourages companies to account for stock compensation awards based on their fair value at the date the awards are granted. This statement does not require the application of fair value method and allows the continuance of current accounting method, which requires accounting for stock compensation awards based on their intrinsic value as of the grant date. However, SFAS No. 123 requires proforma disclosure of net income and, if presented, earnings per share, as if the fair value based method of accounting defined in this statement had been applied. The accounting and disclosure requirements of this statement are effective for financial statements for fiscal years beginning after December 15, 1995, although earlier adoption is encouraged. The Company has elected not to adopt the fair value provisions of this statement.

     Concentration of Credit Risk -- The Company provides services to hospitals and other health care providers throughout the United States. The Company's trade accounts receivable are exposed to credit risk; however, such risk is limited due to the large numbers and geographic dispersion of the customer base. The Company monitors the creditworthiness of its customers and provides allowances for doubtful accounts where appropriate.

     Research and Development -- Research and development costs are expensed as incurred. Such cost amounted to $810 (1994), $940 (1995) and $990 (1996).

     Net Income per Share -- Net income per common share is computed using the weighted average number of common stock and common stock equivalents outstanding during the year.

     Reclassifications -- Certain reclassifications have been made to the prior periods consolidated financial statements to conform them to the current period's presentation.

     Unaudited Financial Statements -- The balance sheet of the Company at June 30, 1996 and the statements of income for the three months ended June 30, 1995 and 1996 are unaudited, but, in the Company's opinion, reflect all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for such periods. The results for the three

                            COHR INC. AND SUBSIDIARY

           FOR EACH OF THE YEARS ENDED MARCH 31, 1994, 1995 AND 1996

months ended June 30, 1996 are not necessarily indicative of the operating results to be expected for the full year.

 2. RELATED-PARTY TRANSACTIONS

     The Company had related-party transactions resulting from the allocation of expenses (including rent and insurance) from HASC of $1,822 (1994), $1,975
(1995) and $2,427 (1996), and expenses incurred by the Company (including accounting, payroll and personnel costs) of $2,217 (1994), $2,625 (1995) and $2,448 (1996), on behalf of HASC and an affiliate, National Health Foundation. Expenses allocated to the Company from HSAC are included in selling, general and administrative expenses in the accompanying statements of income. Occupancy costs are allocated based upon square footage utilized by the respective entities. Accounting, payroll and personnel costs are allocated based upon the identification of tasks performed for the individual companies.

 3. EQUIPMENT AND IMPROVEMENTS

     Equipment and improvements consist of:

                                                                         MARCH 31,
                                                                     -----------------
                                                                      1995       1996
                                                                     ------     ------
                                                                      (IN THOUSANDS)
        Computer equipment and software............................  $2,120     $2,648
        Office furniture and equipment.............................   1,229      1,395
        Technical equipment........................................   1,457      2,059
        Leasehold improvements.....................................     385        403
        Automobiles................................................      --         29
        Leased equipment...........................................      --        319
                                                                     ------     ------
                                                                      5,191      6,853
        Less accumulated depreciation and amortization.............   2,464      3,135
                                                                     ------     ------
                                                                     $2,727     $3,718
                                                                     ======     ======

 4. ACQUISITIONS

     During fiscal 1995 and 1996, the Company acquired the businesses of several small entities similar to that of the Company through a purchase of certain assets and service contract rights and an assumption of certain liabilities. In addition, the Company assumed the operating leases on the facilities of some of these entities. Following is a summary of the assets acquired and liabilities assumed at estimated fair market value:

                                                                         MARCH 31,
                                                                     -----------------
                                                                      1995       1996
                                                                     ------     ------
                                                                      (IN THOUSANDS)
        Accounts receivable........................................  $  283         --
        Inventory..................................................     169     $  409
        Prepaid expenses and other.................................      23         --
        Equipment and improvements.................................     228        235
        Goodwill...................................................     670        893
                                                                     ------     ------
                                                                      1,373      1,537
                                                                     ------     ------
        Accounts payable and accrued liabilities...................    (303)        --
        Loan payable...............................................    (221)        --
        Long-term debt.............................................     (76)        --
                                                                     ------     ------
                                                                       (600)        --
                                                                     ------     ------
        Net assets of businesses acquired..........................  $  773     $1,537
                                                                     ======     ======

                            COHR INC. AND SUBSIDIARY

           FOR EACH OF THE YEARS ENDED MARCH 31, 1994, 1995 AND 1996

During fiscal 1995, the Company also purchased customer lists for approximately $1.2 million.

     The purchases of these businesses and intangible assets were made through the cash payments of approximately $1,293 (1995) and $1,387 (1996), the issuance of $80 (1995) and $150 (1996) short-term promissory notes and a $595 (1995) long-term note payable, which was net of imputed interest of $155 (1995) (see
Note 6 relating to subsequent year adjustment to such long-term note payable). The $221 loan payable assumed in one 1995 acquisition was subsequently repaid. Supplemental pro forma information is not presented because the impact of the acquisitions on the Company's results of operations would not be material.

 5. INCOME TAXES

     The provision for income taxes includes the following:

                                                                YEAR ENDED MARCH 31,
                                                              -------------------------
                                                               1994     1995     1996
                                                              -------   -----   -------
                                                              (IN THOUSANDS)
        Current:
          Federal...........................................  $ 1,537   $ 717    $1,117
          State.............................................      309     229       317
                                                               ------    ----    ------
                                                                1,846     946     1,434
                                                               ------    ----    ------
        Deferred:
          Federal...........................................   (1,029)   (122)       25
          State.............................................     (172)    (59)       24
                                                               ------    ----    ------
                                                               (1,201)   (181)       49
                                                               ------    ----    ------
        Total provision for income taxes....................  $   645   $ 765    $1,483
                                                               ======    ====    ======

     Deferred income taxes for fiscal 1995 and 1996 reflect the impact of temporary differences between the financial statement and tax bases of assets and liabilities. The tax effects of the temporary differences that create deferred tax assets and liabilities at March 31, 1995 and 1996 are as follows:

                                                                         MARCH 31,
                                                                      ---------------
                                                                      1995      1996
                                                                      -----     -----
                                                                      (IN THOUSANDS)
        Deferred tax assets - current:
          Compensation - related accruals...........................  $ 302     $ 354
          Balance sheet reserves....................................    382       314
          State income taxes........................................     65       108
          Deferred compensation.....................................     --        95
          Prepaid expenses..........................................     --       (65)
                                                                      -----     -----
        Gross deferred tax assets...................................    749       806
                                                                      -----     -----
        Deferred tax liabilities - noncurrent:
          Depreciation..............................................   (415)     (448)
          Deferred compensation.....................................     73        --
                                                                      -----     -----
        Gross deferred tax liabilities..............................   (342)     (448)
                                                                      -----     -----
        Net deferred tax assets.....................................  $ 407     $ 358
                                                                      =====     =====

                            COHR INC. AND SUBSIDIARY

           FOR EACH OF THE YEARS ENDED MARCH 31, 1994, 1995 AND 1996

     The differences between federal income tax computed at the statutory rate and the actual tax provisions are shown as follows:

                                                                  YEAR ENDED MARCH 31,
                                                                 ----------------------
                                                                 1994     1995     1996
                                                                 ----     ----     ----
        Provision at statutory rate............................  34.0%    34.0%    34.0%
        State income tax, net of federal benefit...............   6.2      6.2      6.6
        Adjustment for prior year provision....................    --     (4.9)      --
        Permanent differences..................................    .3       .6       .3
                                                                 ----     ----     ----
        Effective tax rate.....................................  40.5%    35.9%    40.9%
                                                                 ====     ====     ====

 6. LONG-TERM DEBT

     Long-term debt at March 31, 1995 and 1996 consists of (in thousands):

                                                                        1995     1996
                                                                        ----     ----
        Noninterest bearing note payable with original terms of $750 due in five annual installments of $150 each starting in
          July 1995. If in any fiscal year the gross annual revenue of a certain acquired business drops below a specified amount, the next anniversary payment following the end of such year shall be reduced by a defined amount. The balance of the
          note payable is net of imputed interest of $155 (effective rate of 8.25%) at March 31, 1995 (Note 4). In 1996, due to the decrease in the gross annual income of the acquired
          business, the projected cash payments for the remaining term of the note were adjusted to $100 per year. The balance of the note payable is net of imputed interest of $78
          (effective interest rate of 9.25%) at March 31, 1996. The
          decrease in the fair value of the note reduced goodwill of
          the acquired business by $163...............................  $595     $322
        Noninterest bearing notes payable of $77 and $11 due in
          installments through 1998. The balance of these notes
          payable is net of imputed interest of $6 and $5 (effective rate of 8.25%) at March 31, 1995 and 1996, respectively
          (Note 4)....................................................    54       39
                                                                        ----     ----
                                                                         649      361
        Less current portion..........................................   121       85
                                                                        ----     ----
                                                                        $528     $276
                                                                        ====     ====

     Principal, plus imputed interest, paid in 1996 was approximately $120.

     The expected future installments under the long-term debt (including imputed interest), for the years ending March 31, are as follows (in thousands):

                        1997..................................  $122
                        1998..................................   117
                        1999..................................   100
                        2000..................................   100
                                                                ----
                                                                $439
                                                                ====

 7. DEFERRED COMPENSATION

     On April 1, 1993, the Company adopted a long-term executive deferred compensation plan (the "Plan"). The Plan provided compensation to the participating executive upon meeting certain goals as specified in a formal agreement between the Company and the participant. The Plan was terminated in April 1996; therefore, the remaining obligation of $220 is included in accrued expenses as it will be paid in fiscal 1997.

                            COHR INC. AND SUBSIDIARY

           FOR EACH OF THE YEARS ENDED MARCH 31, 1994, 1995 AND 1996

     Deferred compensation expense amounted to $80, $89 and $220 for the years ended March 31, 1994, 1995 and 1996, respectively.

 8. PENSION AND PROFIT SHARING PLANS

     The Company maintains profit sharing and salary deferral plans qualified under Sections 401(a) and 401(k), respectively, of the Internal Revenue Code. As of January 1, 1996, the employees of the Company were transferred from the multi-employer plans to new plans, which are solely for the benefit of the employees of the Company. The provisions of the new plans are identical to the prior plans. These plans cover all employees who meet the requirements of the plans. The total expenses charged to operations relating to these plans were $501 (1994), $414 (1995) and $627 (1996).

 9. STOCKHOLDERS' EQUITY

     Preferred Stock -- On January 16, 1996, the Company was reincorporated in the state of Delaware and, in connection therewith, the stockholders and the Board of Directors of the Company adopted and approved the authorization of 2,000,000 shares of preferred stock at a par value of $0.01 per share.

     Common Stock -- In November 1995, the Company increased the number of shares of common stock from 1,000 to 20,000,000 and effected a 20,000-for-1 split in the form of a common stock dividend. All share and per share data have been restated to reflect the stock split.

     On February 16, 1996, the Company closed its initial public offering of its common stock. Of the 3,000,000 shares sold at $9 per share in the offering, 2,000,000 were sold by the Company, and 1,000,000 were sold by HASC and Hospital Council Coordinated Programs, Inc. (the "Selling Stockholders"). The Company did not receive any proceeds from the sale of shares by the Selling Stockholders. The remaining 1,112,000 shares held by the Selling Stockholders at the date of the initial public offering are not eligible for sale until February 16, 1998 without prior written consent of the Company.

     On March 6, 1996, the underwriters purchased 450,000 common shares at $9 per share to cover over-allotment.

     The proceeds to the Company from the sale of 2,450,00 shares amounted to $19,950,000, which was net of underwriters discounts and offering expenses of approximately $2,100,000.

     Stock Option Plan -- The Board of Directors and stockholders of the Company have adopted and approved a 1995 Stock Option Plan (the "1995 Plan"), pursuant to which certain officers, directors and other key employees of the Company are eligible to receive nonqualified options to purchase the Company's common stock. The maximum number of shares of common stock that may be issued pursuant to options granted under the 1995 Plan is 600,000. Options to purchase 465,000 shares of common stock were issued to the officers and directors of the Company. The exercise price of the foregoing options is at $9 per share, which represented the offering price of the stock at the time of the initial public offering. Each nonemployee director was granted an option to purchase 5,000 shares of common stock on February 16, 1996 and an option to purchase 2,500 shares of common stock on the first and second anniversary date of the effective date of the offering, provided that each nonemployee director continues to serve on the Board at the time of grant. Such options will vest immediately upon the date of grant. Options granted to key employees vest in accordance with the following schedule: (i) 25% upon the date of grant, (ii) 50% upon the first anniversary of the date of grant, (iii) 75% upon the second anniversary of the date of grant, and (iv) 100% upon the third anniversary of the date of grant. At March 31, 1996, 142,500 options were exercisable under the 1995 Plan.

                            COHR INC. AND SUBSIDIARY

           FOR EACH OF THE YEARS ENDED MARCH 31, 1994, 1995 AND 1996

     The following table sets forth activity under the 1995 Stock Option Plan for the year ended March 31, 1996:

                        Balance April 1, 1995
                        Options Granted at $9 per share....  465,000
                        Options Exercised..................       --
                        Options Expired....................       --
                                                             -------
                        Balance March 31, 1996.............  465,000
                                                             =======

10. COMMITMENTS AND CONTINGENCIES

     The Company leases its facilities and certain equipment under noncancelable operating leases. Certain of these leases include renewal provisions at the option of the Company. Rent expense amounted to $929 (1994), $1,000 (1995) and $1,052 (1996).

     Aggregate minimum lease commitments under noncancelable operating lease agreements, exclusive of adjustments for taxes and other expenses, for the years ending March 31, are as follows (in thousands):

                        1997...............................  $ 1,430
                        1998...............................      863
                        1999...............................      689
                        2000...............................      668
                        2001...............................      668
                        Thereafter.........................    5,714
                                                             -------
                                                             $10,032
                                                             =======

     The lease for the current corporate office of the Company will expire in August 1996. As such, the remaining portion of the long-term deferred rent of $204 is included in deferred revenue as a current liability for the year ended March 31, 1996. A lease has been signed for the Company's new facility, commencing August 1996 and expiring in January 2009. The other leases contain renewal options, and management expects that, in the normal course of business, such leases will be renewed or replaced by other leases upon expiration.

     In December 1995, the Company signed a $2.0 million revolving line of credit agreement with a bank bearing an initial variable interest rate indexed at the bank's Reference Rate. This line is collateralized by the Company's tangible and intangible assets and expires on June 30, 1996. No amounts have been borrowed against this line of credit during the year ended March 31, 1996.

     In the normal course of business, the Company is involved in various litigation. Based upon communication with legal counsel, in the opinion of management, the disposition of all pending litigation will not have a material adverse effect on the Company's financial position, results of its operations or liquidity.

11. SUBSEQUENT EVENTS

     Subsequent to March 31, 1996, the Company acquired the businesses of three companies similar to that of COHR Inc. Two of the acquisitions included the purchase of certain assets including inventory, equipment, and other assets, for a combined purchase price of $590, of which $540 was paid in cash, with a short term note issued for the remainder. The remaining acquisition was a purchase of the common stock for a purchase price of $2,300, $1,300 of which was paid in cash with the remaining $1,000 due May 1997 and 1998, bearing interest of 7%.

                            COHR INC. AND SUBSIDIARY

           FOR EACH OF THE YEARS ENDED MARCH 31, 1994, 1995 AND 1996

12. BUSINESS SEGMENTS

     The Company currently provides services to the health care industry through two principal business segments. The COHR MasterPlan provides equipment maintenance and repairs to hospitals and other health care providers. The Purchase Connection is a group purchasing organization that negotiates pricing for its membership with manufacturers. General corporate expenses are classified as "Corporate and Other." Identifiable assets are those used in the Company's operations in each segment as estimated by management based upon factors such as revenue generated, number of personnel and space occupied by each segment. Information concerning the Company's business segments in fiscal 1994, 1995 and 1996 is as follows:

                                                   EQUIPMENT     PURCHASING     CORPORATE
                                                   SERVICES       SERVICES      AND OTHER      TOTAL
                                                   ---------     ----------     ---------     -------
                                                                     (IN THOUSANDS)
1994
Revenues.........................................   $12,617        $13,026            --      $25,643
Operating income (expense).......................       178          4,333       ($3,047)       1,464
Identifiable assets..............................     6,932          2,586         6,318       15,836
Depreciation and amortization....................       161            174           167          502
Capital expenditures.............................       208            225           217          650
1995
Revenues.........................................   $28,042        $15,618            --      $43,660
Operating income (expense).......................     1,498          5,559       ($5,019)       2,038
Identifiable assets..............................    11,975          3,683         5,955       21,613
Depreciation and amortization....................       315            215           161          691
Capital expenditures.............................       200            135           130          465
1996
Revenues.........................................   $48,160        $18,094            --      $66,254
Operating income (expense).......................     2,409          6,941       ($5,850)       3,500
Identifiable assets..............................    19,523          3,771        21,178       44,472
Depreciation and amortization....................       558            214            66          838
Capital expenditures.............................     1,182            193            52        1,427

13. QUARTERLY INFORMATION 1995 AND 1996 (UNAUDITED)

                                                             QUARTER ENDED FISCAL YEAR 1995
                                                ---------------------------------------------------------
                                                JUNE 30,     SEPTEMBER 30,     DECEMBER 31,     MARCH 31,
                                                  1994           1994              1994           1995
                                                --------     -------------     ------------     ---------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues..................................   $8,367          $9,765           $11,592        $13,936
Gross profit..................................    2,921           3,163             3,408          4,069
Operating income..............................      511             413               502            612
Net income....................................   $  326          $  266           $   319        $   457
                                                 ======          ======           =======        =======
Net income per share..........................   $ 0.15          $ 0.13           $  0.15        $  0.22
                                                 ======          ======           =======        =======
Weighted average number of common stock
  outstanding.................................    2,112           2,112             2,112          2,112

                            COHR INC. AND SUBSIDIARY

           FOR EACH OF THE YEARS ENDED MARCH 31, 1994, 1995 AND 1996

                                                            QUARTER ENDED FISCAL YEAR 1996
                                               ---------------------------------------------------------
                                               JUNE 30,     SEPTEMBER 30,     DECEMBER 31,     MARCH 31,
                                                 1995           1995              1995           1996
                                               --------     -------------     ------------     ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues.................................  $ 15,369        $15,465          $ 16,667        $18,753
Gross profit.................................     4,294          4,229             4,481          5,055
Operating income.............................       734            838               815          1,113
Net income...................................  $    457        $   514          $    478        $   693
                                                =======        =======           =======        =======
Net income per share.........................  $   0.22        $  0.24          $   0.23        $  0.19
                                                =======        =======           =======        =======
Weighted average number of common stock
  outstanding................................     2,112          2,112             2,112          3,650

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH THIS PROSPECTUS RELATES, OR AN OFFER IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Prospectus Summary....................     3
Risk Factors..........................     6
Use of Proceeds.......................    12
Price Range of Common Stock...........    12
Dividend Policy.......................    12
Capitalization........................    13
Selected Financial Data...............    14
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    15
Business..............................    22
Management............................    34
Certain Relationships and Related
  Transactions........................    41
Principal and Selling Stockholders....    43
Description of Capital Stock..........    44
Shares Eligible For Future Sale.......    45
Underwriting..........................    47
Legal Matters.........................    48
Experts...............................    48
Additional Information................    48
Available Information.................    49
Index to Financial Statements.........   F-1

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                1,900,000 Shares

                                      LOGO

                                  Common Stock

                            ------------------------

                                   PROSPECTUS

                            ------------------------
                            Oppenheimer & Co., Inc.

                            Needham & Company, Inc.

                             Crowell, Weedon & Co.
                            ------------------------

                                           , 1996

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Estimated expenses payable in connection with the proposed sale of Common Stock covered hereby are as follows:

        Securities and Exchange Commission Registration Fee...............  $ 18,291
        National Association of Securities Dealers, Inc. Fee..............     6,536
        Nasdaq National Market............................................    17,500
        Blue Sky Fees and Expenses........................................    70,000
        Printing and Engraving............................................    60,000
        Legal Fees and Expenses...........................................   100,000
        Accounting Fees and Expenses......................................    40,000
        Transfer Agent....................................................     6,000
        Miscellaneous.....................................................    31,673
                                                                            --------
          Total...........................................................  $350,000
                                                                            ========

---------------

* To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The General Corporation Law of Delaware, Section 145, gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers. Such provisions also give a director or officer who successfully defends an action the right to be so indemnified subject to specified conditions and exclusions and authorizes Delaware corporations to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or otherwise.

     The Company's By-Laws require that the Company indemnify its officers and directors to the full extent authorized under the Delaware General Corporation Law. The standard for indemnification applicable in all cases (excepting indemnification in connection with the successful defense of any proceeding or matter which is mandatory under the Delaware General Corporation Law and the By-Laws without reference to any such standard) is that the individual shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that no indemnification is permitted with respect to litigation brought by or in the right of the Company in respect of any claim, issue or matter as to which the director or officer is adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which the action is brought determines that such person is entitled to indemnity for such expenses as said Court deems to be proper.

     The Delaware indemnification statute described above in general, is nonexclusive and allows a corporation to expand the scope of indemnification, whether provided by provisions in its bylaws or by agreement. The Bylaws authorize the Company to contract with directors, officers and other agents of the Company and to provide such persons with indemnification for breach of duty to the Company and its stockholders in excess of indemnification otherwise provided by Delaware law. In accordance with such authorization, the Company expects to enter into indemnification agreements with present and certain of its former directors and certain officers who are not directors (the "Indemnification Agreements"). The Company believes that these provisions will assist it in attracting and retaining qualified directors, officers and other agents.

     Under the Indemnification Agreements, the Company's directors and officers who are involved in an action other than an action by or in the right of the Company will be indemnified by the Company against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specific actions, suits or proceedings, whether civil, criminal, administrative or investigative. Under current law and the Indemnification Agreements, the Company may advance expenses incurred by an officer, director, employee or agent in defending a proceeding, provided that the person seeking such advances provides a written undertaking to the Company to repay all amounts so advanced if it is ultimately determined that such person is not entitled to indemnification.

     The Indemnification Agreements will not provide indemnification for matters or claims (a) to the extent paid under an insurance policy; (b) initiated by the officer or director (unless authorized by the Board of Directors); (c) for an accounting of profits under Section 16(b) of the Securities Exchange Act of 1934 and any similar provisions of statutory or common law; or (d) for any acts or omissions as to which indemnification is not permitted under applicable law.

     Although the enforceability of the provisions of the Indemnification Agreements has not been tested in court and remains subject to public policy considerations, the Company believes that such provisions are permitted under the laws of Delaware. Although the Indemnification Agreements will not expressly provide for exclusion of liability arising under federal securities laws (except for a violation of Section 16(b) of the Securities Exchange Act of 1934), the Company understands that it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy. The Company may be required to undertake to submit issues regarding such indemnification to an appropriate court and be governed by the outcome of such submission.

     The Company intends to apply for and purchase liability policies to indemnify its officers and directors against loss arising from claims by reason of their legal liability for acts as officers and directors, subject to limitations and conditions to be set forth in the policies. Such insurance coverage, however, may be inadequate in certain circumstances; and in those circumstances the Company will be acting as a self-insurer of amounts that might be sought pursuant to the Indemnification Agreements in excess of its insurance coverage. Should the Company be required to pay amounts as a result of the Indemnification Agreements in excess of the amounts for which it has obtained insurance, it is possible that such amounts, individually or in the aggregate, could adversely impact the Company's financial condition and, in turn, the stockholders' equity in the Company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The Company granted effective February 22, 1996 to certain officers, directors and other key employees of the Company options to purchase an aggregate of 465,000 shares of Common Stock of the Company, of which 142,000 shares were exercisable immediately following the date of grant. The options were granted in reliance upon the exemption from registration afforded by Rule 701 of the Securities and Exchange Commission of the Securities Act of 1933, as amended (the "Securities Act") for offers and sales of securities pursuant to written compensatory benefit plans and the belief that the granting of the options did not involve a sale of securities within the meaning of the Securities Act. The Company sold to Paul Chopra, the Company's Chief Executive Officer and President, on September 3, 1996 and to David Manigault an Executive Vice President and Chief Information Officer of the Company, on August 26, 1996 15,000 and 5,000 shares, respectively, upon exercise of such options in reliance upon the exemption from registration afforded by Rule 701 under the Securities Act. Mr. Chopra resold his shares on September 11, 1996, and Mr. Manigault resold his shares on August 28, 1996 to a market maker, Needham & Company, Inc., in reliance upon the exemption from registration afforded by Rules 144 and 701 under the Securities Act. The Company granted on July 26, 1996 to certain key employees of the Company options to purchase an aggregate of 67,500 shares of Common Stock of the Company, of which 16,875 shares were exercisable immediately following the date of grant. The options were granted in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act.

     The Company intends to register the shares issuable upon exercise of the options described above on a Form S-8 Registration Statement.

ITEM 16. EXHIBITS AND FINANCIAL SCHEDULE

     (a) EXHIBITS

 EXHIBIT
 NUMBER                                DESCRIPTION
---------                              -----------
 1.1*        Form of Underwriting Agreement.
 3.3**       Certificate of Incorporation of Registrant.
 3.4**       By-laws of Registrant.
 4.1**       Form of Warrant to purchase Common Stock.
 4.2**       Registration Rights Agreement between Registrant, Healthcare
             Association of Southern California ("HASC") and Hospital Council
             Coordinated Programs, Inc., dated February 16, 1996.
 4.3**       Specimen Stock Certificate.
 5.1*        Opinion of Musick, Peeler & Garrett.
10.1**       Form of Indemnity Agreement entered into between Registrant and each of its executive officers and directors.
10.2**       Employment Agreement between Registrant and Paul Chopra,
             effective January 1, 1996.
10.3**       Executive Long-Term Incentive Plan of Registrant.
10.4**       1995 Stock Option Plan of Registrant and Form of Nonstatutory
             Option Grant Under the Plan.
10.5*        Revolving Credit Agreement between Registrant and 1st Business
             Bank, dated June 11, 1996, together with Promissory Note and
             General Security Agreement.
10.8**       Consulting Agreement between Registrant and Stephen W. Gamble dba Gamble's Victory Marine, dated August 1, 1994.
10.9**       Administrative Services Agreement between Registrant and
             Healthcare Association of Southern California, dated January 1,
             1996.
10.10***     Office Lease between TCEP II Properties and Registrant dated May
             8, 1996.
11.1         Statement re Computation of Per Share Earnings.
21.1         Subsidiaries of Registrant.
23.1         Consent of Deloitte & Touche LLP.
23.2         Consent of Musick, Peeler & Garrett (included in Exhibit 5.1 hereto).
24.1         Power of Attorney (included on page II-6 hereto).

---------------

  * To be filed by amendment.

 ** Incorporated by reference to such numbered exhibit included in Item 16(a),
    Part II of Registrants' Form S-1 Registration Statement No. 33-80635 as filed with the Commission on December 18, 1995.

*** Incorporated by reference to such numbered exhibit included in Item 14(a),
    Part III of Registrant's Annual Report for the fiscal year ended March 31, 1996 on Form 10-K as filed with the Commission.

     (b) FINANCIAL SCHEDULE

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                            BALANCE AT   CHARGED TO   CHARGED TO                   BALANCE AT
                                            BEGINNING    COSTS AND      OTHER                         END
               DESCRIPTION                  OF PERIOD     EXPENSES     ACCOUNTS    DEDUCTIONS(1)   OF PERIOD
------------------------------------------  ----------   ----------   ----------   -------------   ----------
Year Ended March 31, 1994.................     $593         $229          $0          $  (80)         $742
Year Ended March 31, 1995.................     $742         $155          $0          $ (124)         $773
Year Ended March 31, 1996.................     $773         $205          $0          $ (143)         $835

---------------

(1) Represents accounts receivable written off against the allowance for doubtful accounts.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liability arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred of paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that, for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration statement as of the time it was declared effective.

     The Registrant hereby undertakes that, for the purpose of determining liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To effect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     The Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, who is thereunto duly authorized, in the City of Chatsworth, State of California, on October 24, 1996.

                                          By:           /s/ PAUL CHOPRA

                                            ------------------------------------
                                            Paul Chopra
                                            Chairman of the Board of Directors,
                                            President and Chief Executive
                                              Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lynn P. Reitnouer and Paul Chopra, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or other substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on October 24, 1996.

                  SIGNATURE                               TITLE                     DATE
---------------------------------------------  ----------------------------  ------------------
                     /s/ PAUL CHOPRA              Chairman of the Board,       October 24, 1996
---------------------------------------------   President, Chief Executive
                 Paul Chopra                   Officer (Principal Executive
                                                         Officer
                  /s/ UMESH MALHOTRA             Chief Financial Officer       October 24, 1996
---------------------------------------------   (Principal Accounting and
               Umesh Malhotra                       Financial Officer
                /s/ STEPHEN W. GAMBLE           Vice Chairman of the Board     October 24, 1996
---------------------------------------------          and Director
              Stephen W. Gamble
              /s/ RONALD J. MESSENGER              Treasurer, Secretary        October 24, 1996
---------------------------------------------          and Director
             Ronald J. Messenger
                  /s/ JAMES D. BARBER                    Director              October 24, 1996
---------------------------------------------
               James D. Barber
              /s/ MICHAEL I. MATSUURA                    Director              October 24, 1996
---------------------------------------------
             Michael I. Matsuura
               /s/ FREDERICK S. MEYER                    Director              October 24, 1996
---------------------------------------------
             Frederick S. Meyer
                /s/ LYNN P. REITNOUER                    Director              October 24, 1996
---------------------------------------------
              Lynn P. Reitnouer
                 /s/ LOUIS A. SIMPSON                    Director              October 24, 1996
---------------------------------------------
              Louis A. Simpson

                                 EXHIBIT INDEX

                                                                                     SEQUENTIALLY
  EXHIBIT                                                                              NUMBERED
  NUMBER                                  DESCRIPTION                                    PAGE
  -------                                 -----------                                ------------
  <S
   1.1*      Form of Underwriting Agreement........................................
   3.3**     Certificate of Incorporation of Registrant............................
   3.4**     By-laws of Registrant.................................................
   4.1**     Form of Warrant to purchase Common Stock..............................
   4.2**     Registration Rights Agreement between Registrant, Healthcare
             Association of Southern California ("HASC") and Hospital Council
             Coordinated Programs, Inc., dated February 16, 1996...................
   4.3**     Specimen Stock Certificate............................................
   5.1*      Opinion of Musick, Peeler & Garrett...................................
  10.1**     Form of Indemnity Agreement entered into between Registrant and each of its executive officers and directors...............................
  10.2**     Employment Agreement between Registrant and Paul Chopra, effective
             January 1, 1996.......................................................
  10.3**     Executive Long-Term Incentive Plan of Registrant......................
  10.4**     1995 Stock Option Plan of Registrant and Form of Nonstatutory Option
             Grant Under the Plan..................................................
  10.5*      Revolving Credit Agreement between Registrant and 1st Business Bank, dated June 11, 1996, together with Promissory Note and General
             Security Agreement....................................................
  10.8**     Consulting Agreement between Registrant and Stephen W. Gamble dba
             Gamble's Victory Marine, dated August 1, 1994.........................
  10.9**     Administrative Services Agreement between Registrant and Healthcare
             Association of Southern California, dated January 1, 1996.............
  10.10***   Office Lease between TCEP II Properties and Registrant dated May 8,
             1996..................................................................
  11.1       Statement re Computation of Per Share Earnings........................
  21.1       Subsidiaries of Registrant............................................
  23.1       Consent of Deloitte & Touche LLP......................................
  23.2       Consent of Musick, Peeler & Garrett (included in Exhibit 5.1 hereto)...............................................................
  24.1       Power of Attorney (included on page II-6 hereto)......................

---------------

  * To be filed by amendment.

 ** Incorporated by reference to such numbered exhibit included in Item 16(a),
    Part II of Registrants' Form S-1 Registration Statement No. 33-80635 as filed with the Commission on December 18, 1995.

*** Incorporated by reference to such numbered exhibit included in Item 14(a),
    Part III of Registrant's Annual Report for the fiscal year ended March 31, 1996 on Form 10-K as filed with the Commission.